Exhibit 99.2

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

3M COMPANY,

GARDEN SPINCO CORPORATION

and

NEOGEN CORPORATION

December 13, 2021

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Section 9.12	Severability	66
Section 9.13	Counterparts	66
Section 9.14	Force Majeure	66
Section 9.15	Termination	66
Section 9.16	Public Announcements	66
Section 9.17	Rules of Construction	67
Section 9.18	Performance	67

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SCHEDULES

Schedule 1.1	Overhead and Shared Services
Schedule 1.2	Products
Schedule 1.3	Retained Businesses
Schedule 2.1(a)	Separation Step Plan
Schedule 2.2(a)	SpinCo Assets
Schedule 2.2(b)	Excluded Assets
Schedule 2.6(b)	Intercompany Accounts
Schedule 2.14	Real Property Matters
Schedule 3.2(f)	IRS Rulings
Schedule 4.1	Delivery of SpinCo Electronic Business Records
Schedule 6.9(b)	Management of Company Controlled Actions

EXHIBITS

Exhibit A	Net Working Capital
Exhibit B	Form of Real Estate License Agreement

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of December 13, 2021 (this “Agreement”), is by and among 3M Company, a Delaware corporation (the “Company”), Garden SpinCo Corporation, a Delaware corporation (“SpinCo”) and Neogen Corporation, a Michigan corporation (“Parent”). Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Company, acting through itself and its direct and indirect Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, SpinCo is a wholly owned, direct Subsidiary of the Company;

WHEREAS, the Company intends to separate the SpinCo Business from the Company Business and to cause the SpinCo Assets to be transferred to SpinCo and other members of the SpinCo Group and to cause the SpinCo Liabilities to be assumed by SpinCo and other members of the SpinCo Group, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company will either (a) distribute all the shares of the common stock, $0.01 par value, of SpinCo (the “SpinCo Common Stock”) to the Company’s shareholders without consideration on a pro rata basis (the “Spin-Off”), or (b) consummate an offer to exchange (the “Exchange Offer”) shares of SpinCo Common Stock for outstanding shares of common stock, $0.01 par value, of the Company (the “Company Common Stock”) and, in the event that the Company’s shareholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, the Company will distribute, pro rata to its shareholders, any unsubscribed SpinCo Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer;

WHEREAS, the disposition by the Company of 100% of the SpinCo Common Stock, whether by way of a Spin-Off or an Exchange Offer (followed by any Clean-Up Spin-Off) is referred to as the “Distribution”;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Contribution (as defined herein) and the Distribution, taken together, shall qualify as a “reorganization” within the meaning of Sections 355(a) and 368(a)(1)(D) of the Code; and (ii) this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) of the Code;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, SpinCo, Parent, and Nova RMT Sub, Inc., a Delaware corporation (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo (the “Merger”) whereupon each share of SpinCo Common Stock will be converted into the right to receive a number of shares of common stock, par value $0.16 per share, of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board of Directors of the Company and the Board of Directors of SpinCo have approved this Agreement and the transactions contemplated hereby, including the Reorganization and the Distribution, and the Merger, subject to such further action of the Board of Directors of the Company as may be required, if applicable, to determine the structure of the Distribution, establish the Record Date and the Distribution Date, and to declare the Distribution (the effectiveness of which will be subject to the satisfaction or permitted waiver of the conditions set forth in this Agreement); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Reorganization and the Distribution and certain other agreements that will govern certain matters relating to the Reorganization, the Distribution and the ongoing relationship of the Company, SpinCo and their respective Subsidiaries.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

(1) “Above Basis Amount” means (a) $1,000,000,000 minus the cash consideration paid or to be paid pursuant to the Separate Conveyancing Instruments (including cash paid or to be paid in satisfaction of a note incurred pursuant to a Separate Conveyancing Instrument) minus (b) the Basis Amount.

(2) “Action” means any claim, action, suit, litigation, arbitration, mediation, inquiry, investigation or other proceeding, in each case, by any Person or Governmental Authority, in each case, before, heard by or otherwise involving as a party any Governmental Authority.

(3) “Affiliate” means, with respect to any Person (and at a point in time or with respect to a period of time), any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. As used herein, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution Time, for purposes of this Agreement and the other Transaction Documents, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the Company Group, and no member of the Company Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

(4) “Approvals or Notifications” means any consents, waivers, licenses, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

(5) “Asset Purchase Agreement” has the meaning set forth in the Merger Agreement.

(6) “Assets” means, with respect to any Person, any and all of such Person’s right, title and ownership interest in and to all properties, assets (including goodwill), rights, claims, Contracts and businesses of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, and wherever located (including in the possession of vendors or other third parties or otherwise), in each case, whether or not recorded or required to be recorded, or reflected on, the Books and Records or financial statements of such Person, including the following: (a) all rights existing under all Contracts; (b) the leasehold interest in all leased real properties and all leasehold improvements and all leased machinery, equipment, fixtures, trade fixtures and furniture; (c) all Tangible and Personal Property; (d) all Inventory; (e) all Intellectual Property Rights and Technology; (f) all IT Assets; (g) all claims, causes of action, rights of recovery and rights of set-off of any kind; (h) all Books and Records (other than Tax records); (i) all goodwill as a going concern; (j) all permits, approvals, authorizations, registrations, consents, licenses or certificates issued by any Governmental Authority (collectively, “Permits”); (k) all Equity Interests of any other Person, all bonds, notes, debentures or other securities issued by any other Person, all loans, advances or other extensions of credit or capital contributions to any other Person and all other investments in securities of any other Person; and (l) all cash or cash equivalents, certificates of deposit, banker’s acceptances and other investment securities of any form or maturity and all bank accounts, lock boxes and other deposit arrangements and all brokerage accounts.

(7) “Basis Amount” means the Company’s aggregate adjusted bases for U.S. federal income Tax purposes in the assets transferred to SpinCo in the Contribution, reduced by the amount of any liabilities assumed (within the meaning of Section 357(c) of the Code) by SpinCo (not taking into account any tax basis attributable to assets taken into account in determining the Estimated Net Working Capital); provided that such amount shall be determined by the Company in good faith and shall not be less than $465,000,000, and provided, further, that if the Company waives the condition set forth in Section 8.2(g)(i)(A) of the Merger Agreement, such amount shall equal the amount set forth in clause (a) of the definition of Above Basis Amount.

(8) “Books and Records” means all written files, documents, papers, books of account, reports, records, plans, ledgers, studies, surveys, financial and accounting records and other similar documents (whether or not in electronic form), including (a) the data contained in any enterprise resource planning system, quality management system or complaint system; (b) customer files, lists (including customer prospect lists) and purchasing histories; (c) vendor files, lists and purchase histories; (d) advertising and marketing materials; (e) sales materials, cost information, and sales and pricing data; (f) operating, production and other manuals; and (g) quality records and reports.

(9) “Code” means the Internal Revenue Code of 1986, as amended.

(10) “Commercial Food Safety Applications” has the meaning set forth in the Merger Agreement.

(11) “Company Business” means the businesses and operations conducted prior to the Distribution Time by any member of the Company Group that are not included in the SpinCo Business.

(12) “Company Group” means the Company and each Person (other than any member of the SpinCo Group) that is a direct or indirect Subsidiary of the Company immediately after the Distribution Time, and each Person that becomes a Subsidiary of the Company after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Separation Step Plan).

(13) “Company Lab Facilities” means the laboratory facilities of the Company or its Subsidiaries where there are any SpinCo Employees.

(14) “Company Manufacturing Facilities” means the facilities of the Company and its Subsidiaries (other than the SpinCo Real Property) located in Columbia, Missouri; Brookings, South Dakota; Flemington, New Jersey; Sumare, Brazil; Juarez, Mexico; and Wroclaw, Poland in which the SpinCo Business has manufacturing operations.

(15) Company Trademarks” means any Trademark, other than the Trademarks set forth in Schedule 2.2(a)(vii) owned by the Company or any of its Subsidiaries immediately prior to the Closing Date (including the trade dress, look-and-feel and visual identity of the Company or any of its Subsidiaries and their respective products and services (including as found generally at www.brand.3M.com)), and including the Trademarks set forth on Schedule 2.2(b)(xi). For the avoidance of doubt, “Company Trademarks” will include the name “3M Company”, and any Trademark consisting of, containing or incorporating “3M”, including with respect to design marks, in each case, together with all abbreviations and acronyms (including any Trademarks confusingly similar thereto). In the event a Trademark could be considered to be both a Company Trademark and a SpinCo Trademark, such Trademark shall be deemed a Company Trademark.

(16) “Contract” means any binding contract, agreement, understanding, arrangement, loan or credit agreement, note, bond, indenture, lease, warranty, accepted purchase order with outstanding performance obligations at the applicable time of determination, sublicense or license or other instrument.

(17) “Contribution” means the contribution (as part of the Reorganization and immediately prior to, or otherwise in connection with or in anticipation of, the Distribution) by the Company of the SpinCo Assets to SpinCo and the assumption of any SpinCo Liabilities to which such SpinCo Assets are subject by SpinCo.

(18) “Disclosure Documents” means (a) any registration statement to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in connection with the Distribution, and also includes any amendment or supplement thereto, (b) information statement, prospectus, offering memorandum, offering circular, current or periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority in connection with the Distribution and transactions contemplated hereby, and (c) if the Distribution is effected in whole or in part as an Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case, which describes the Reorganization or the SpinCo Group or primarily relates to the transactions contemplated hereby.

(19) “Distribution Agent” means EQ Shareowner Services.

(20) “Distribution Date” means the date on which the Company distributes (through a Spin-Off or an Exchange Offer followed by a Clean-Up Spin-Off, if necessary) all of the issued and outstanding shares of SpinCo Common Stock to the holders of Company Common Stock.

(21) “Distribution Tax Opinions” has the meaning set forth in the Merger Agreement.

(22) “Distribution Time” means the time at which the Distribution occurs on the Distribution Date, which for accounting purposes shall be deemed to be 12:01 a.m., New York City time, unless another time is selected by the Parties.

(23) “Effective Time” has the meaning set forth in the Merger Agreement.

(24) “Employee Matters Agreement” means the Employee Matters Agreement in substantially the form attached as Exhibit C to the Merger Agreement, entered into by and among Parent, the Company and SpinCo as of the date hereof.

(25) “Environmental Law” means any Law relating to pollution or protection of the environment or human health.

(26) “Environmental Liabilities” means all Liabilities (including all removal, remediation, cleanup or monitoring costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith) relating to, arising out of or resulting from any (a) actual or alleged (i) compliance or noncompliance with any Environmental Law, (ii) generation, use, storage, manufacture, processing, recycling, labeling, handling, possession, management, treatment, transportation, distribution, emission, discharge or disposal of any Hazardous Substance, or (iii) presence, Release or threatened Release of, or exposure to, any Hazardous Substance or (b) contract, agreement, or other consensual arrangement pursuant to which Liability is assumed or imposed with respect to any of the foregoing.

(27) “Equity Interests” means: (a) the shares of capital stock of a corporation; (b) the general or limited partnership interests of any partnership; (c) the membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing or any other Contract or obligation pursuant to which such Person is or may become obligated to issue, sell or return any of the foregoing, in any such case of any of clauses (a) through (e) of this definition, whether owned or held beneficially, of record or legally.

(28) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

(29) “EY” means Ernst & Young LLP.

(30) “Force Majeure” means, with respect to a party, an event beyond the reasonable control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, labor unrest, epidemics, pandemics (including any worsening of the COVID-19 pandemic and any events arising from COVID-19 Measures adopted or enforced after the date of this Agreement), nuclear incidents, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources. For the avoidance of doubt, the receipt by a party of an unsolicited offer from a third Person to acquire all or part of the securities or assets of such party shall not constitute a Force Majeure.

(31) “Garden UK” means the entity formed pursuant to the step set forth under the heading “International Separation Steps –Transaction Steps-United Kingdom—Step 2” of the Separation Step Plan.

(32) “Governmental Authority” means any federal, state, local, transnational, supranational or foreign government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government or Law, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.

(33) “Group” means the Company Group or the SpinCo Group, as the context requires.

(34) “Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous or toxic substance, material or waste, or any pollutant or contaminant, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), radon, asbestos, radioactive materials, per- and polyfluroralkyl substances and polychlorinated biphenyls.

(35) “Insurance Policies” means insurance policies and insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

(36) “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of the insured or (c) received (including by way of setoff) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments) and net of any costs or expenses, including Taxes, incurred in connection with the receipt thereof, but, with respect to Article VI, excluding proceeds from any self-insurance, captive insurance or similar program.

(37) “Intellectual Property Cross-License Agreement” means the Intellectual Property Cross-License Agreement in substantially the form attached as Exhibit L to the Merger Agreement to be entered into by and between the Company and SpinCo at or prior to the Distribution Time and that generally provides for the grant or retention of certain licenses under Intellectual Property Rights subject to certain conditions.

(38) “Intellectual Property Rights” shall mean any and all common law, statutory or other rights anywhere in the world arising under or associated with intellectual property, including: (i) patents, statutory invention registrations, certificates of invention, registered designs, utility models and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions, and including any applications for any of the foregoing (“Patents”); (ii) trademarks, service marks, slogans, trade dress, trade names, brand names, corporate names, logos, and other designations or indicia of commercial source or origin, and including any applications for any of the foregoing (“Trademarks”); (iii) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services, and including any applications for any of the foregoing (“Internet Properties”); (iv) trade secret and industrial secret rights and rights in know-how, inventions, data, and any other confidential or proprietary business or technical information, and all other information, materials and the like that derive independent economic value, whether actual or potential, from not being known to other persons or which are otherwise deemed to be or held as a trade secret under applicable Laws (“Trade Secrets”); (v) copyrights and any other equivalent rights in works of authorship or copyrightable subject matter (including rights in Software as a work of authorship) and any other related rights of authors, and all database and design rights, and including any applications for any of the foregoing (“Copyrights”); (vi) all other similar or equivalent intellectual property or proprietary rights anywhere in the world and (vii) any registrations for any of the foregoing.

(39) “Inventory” means all raw materials, parts, supplies, goods, materials, works-in-process, finished goods, inventory, packaging and stock in trade.

(40) “IRS” means the U.S. Internal Revenue Service.

(41) “IRS Ruling” has the meaning set forth in the Merger Agreement.

(42) “IT Assets” means all systems, networks, hardware, or Software that is not a product or component of a product sold or licensed to customers by the SpinCo Business, including computers, servers, workstations, tablets, phones, servers, blades, peripheral devices, data centers, and equipment and infrastructure related to the foregoing.

(43) “Law” means, with respect to any Person, any law, statute, code, ordinance, order, decree, award, directive, judgment, ruling, rule, regulation or similar requirement issued, promulgated, enforced or enacted by or under the authority of a Governmental Authority that is binding upon or applicable to such Person.

(44) “Liabilities” means any liability, debt, guarantee, assurance, commitment, cost, expense, interest, or obligation of any kind and however arising (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, reserved or unreserved, determined or determinable, whether liquidated or unliquidated, whether direct or indirect, and whether due or to become due).

(45) “Out-of-Scope Services” means the services set forth on Annex B to the Transition Services Agreement which are expressly identified as “Out-of-Scope Services.”

(46) “Outside Date” has the meaning set forth in the Merger Agreement.

(47) “Overhead and Shared Services” means the ancillary, proprietary or corporate shared services or processes that are provided to, or used in, both the SpinCo Business and the Company Business, including the services and processes described in Schedule 1.1.

(48) “Party” means the Company, SpinCo or Parent, as appropriate, and “Parties” means the Company, SpinCo and Parent.

(49) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other organization or entity of any kind.

(50) “Product” means the food safety products listed on Schedule 1.2.

(51) “Record Date” means the close of business on the date determined by the Board of Directors of the Company (or a committee thereof) as the record date for the determination of holders of Company Common Stock entitled to receive SpinCo Common Stock, to the extent the Distribution is effected through a Spin-Off, or in connection with a Clean-Up Spin-Off.

(52) “Registered IP” shall mean all United States, international or foreign (a) Patents and Patent applications; (b) registered Trademarks and applications to register Trademarks; (c) registered Copyrights and applications for Copyright registration; and (d) registered Internet Properties, in each case (a) to (d), together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof.

(53) “Reimbursement Obligations” has the meaning given to it in the Merger Agreement.

(54) “Reimbursement Obligations Loan” means one or more unsecured loan agreements or notes entered into by SpinCo and the Company and/or any Subsidiary thereof to fund all or any portion of the Reimbursement Obligations payable by SpinCo prior to the Closing Date, which (i) shall be subject to voluntary prepayment at any time and from time to time, (ii) shall not bear interest for the period from and including the Closing Date to the date that is ten (10) Business Days thereafter (and from and after such date, to the extent not repaid in full, shall bear interest at the rate set forth in Section 7.6), and (iii) shall not provide for any covenants or defaults or other obligations on the part of the borrower or issuer other than a requirement to repay the loan or note (together with any accrued and unpaid interest) when due and defaults arising out of the foregoing or customary bankruptcy or insolvency-related events.

(55) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, disposing or dumping into the environment.

(56) “Reorganization” means the steps taken to effect the separation of the SpinCo Business from the Company Business, as set forth in this Agreement and the other applicable Transaction Documents, including the steps set forth in the Separation Step Plan and (a) the Contribution, (b) the actual or deemed issuance by SpinCo to the Company of shares of SpinCo Common Stock, (c) the distribution by SpinCo to the Company of the SpinCo Payment and (d) any issuance by SpinCo to the Company of the SpinCo Exchange Debt.

(57) “Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent relating to, arising out of or resulting from the Excluded Assets, Excluded Liabilities or the Excluded Businesses.

(58) “SEC” means the United States Securities and Exchange Commission.

(59) “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

(60) “Separate Conveyancing Instruments” means, collectively, the Asset Purchase Agreement, the agreements relating to the sales contemplated by the steps set forth under the heading “Foreign Asset Sale Steps – Category 1” in the Separation Step Plan, or any conveyancing, transfer, sale or assignment agreement in connection with any of the foregoing.

(61) “Separately Conveyed Assets” means, collectively, all Assets proposed to be transferred, assigned, sold or conveyed to any member of the SpinCo Group, or to Parent or any Affiliate of Parent, pursuant to the transactions contemplated by the Separate Conveyancing Instruments.

(62) “Shared Contracts” means the Contracts and other commitments, obligations or arrangements between the Company or any other member of the Company Group, on the one hand, and one or more third parties, on the other hand, in each case as of immediately prior to the Distribution Time, that benefit both (a) the SpinCo Business and (b) the Company Business; provided that any Contract that provides for Overhead and Shared Services shall not be a Shared Contract for purposes of this Agreement.

(63) “Software” means (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form., (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

(64) “SpinCo Business” means, subject to the following sentence, the business conducted by the Food Safety department of the Company and its Subsidiaries of manufacturing, marketing, distributing, selling and servicing products (including the Products) or services designed or marketed for (i) detecting, enumerating and culturing (or collecting or holding for purpose of detecting, enumerating, and culturing) microorganisms or food allergens in Commercial Food Safety Applications (except where solely performed to assess the need for or evaluate the efficacy of filtration and separation products of the Company’s Separation and Purification Sciences Division) and (ii) detecting adenosine triphosphate to determine the hygienic status of surfaces, products or environments, in each case in Commercial Food Safety Applications. The Company and SpinCo agree that the “SpinCo Business” shall include only the business described in the immediately prior sentence (and not any other businesses, operations or activities of the Company or any of its Subsidiaries, including the business, operations and activities of the Company and its Subsidiaries set forth on Schedule 1.3).

(65) “SpinCo Business Records” means the Books and Records (a) to the extent related to the SpinCo Business and in the possession or control of the Company and its Subsidiaries and (b) reasonably separable from the Books and Records relating to any other business of the Company or its Subsidiaries without imposing an unreasonable cost or burden on the Company or any of its Subsidiaries (unless Parent agrees to bear such burden or expense) or (c) related to the prosecution, registration, maintenance or enforcement of any SpinCo Intellectual Property (including prosecution and litigation files, outstanding maintenance deadline, etc.); provided, that, “SpinCo Business Records” shall not include (w) the portion of any Books and Records to the extent related to any Excluded Liability, Excluded Asset (including any Shared Contract (or portion thereof) that is not a SpinCo Contract) or any Overhead and Shared Services; (x) any corporate seals, minute books, stock books, Tax Returns and other Tax-related documents, books of account or other records having to do with the corporate organization of the Company or any of its Subsidiaries or relating to the process for the separation of the SpinCo Business or any other Tax Returns or other Tax-related documents that are not primarily related to the SpinCo Business or a SpinCo Asset; (y) any Intellectual Property Rights or Technology, or (z) any employee-related or employee benefit-related files or records, including any individual performance or evaluation records, medical histories, workers compensation records, drug testing results, or other sensitive personal information.

(66) “SpinCo Contract” means (a) any Contract (other than any Shared Contract and any Contract that is an Excluded Asset) to which the Company or any of its Subsidiaries is a party or to which any of the SpinCo Assets is subject, in each case that relates exclusively to or is used exclusively in connection with the SpinCo Business (in any event including the SpinCo Financing Arrangements), (b) any Shared Contract to which the counterparty is a direct customer, distributor or supplier of the SpinCo Business and that relates primarily to or is used primarily in connection with the SpinCo Business, and (c) to the extent assignable, the applicable portion of any non-disclosure and confidentiality agreements entered into in connection with the possible sale of the SpinCo Business with any potential purchaser thereof to the extent restricting the use or disclosure of information of the SpinCo Business (including any such agreement).

(67) “SpinCo Employee” has the meaning set forth in the Employee Matters Agreement.

(68) “SpinCo Entities” has the meaning set forth in the Merger Agreement.

(69) “SpinCo Exchange Debt” has the meaning set forth in the Merger Agreement.

(70) “SpinCo Financial Information” has the meaning set forth in the Merger Agreement.

(71) “SpinCo Financing Arrangements” means any credit agreement, indenture, note or other financing agreement or instrument entered into by SpinCo and/or any member of the SpinCo Group in connection with the Distribution, including in connection with any Financing and/or Permanent Financing (as such terms are defined in the Merger Agreement).

(72) “SpinCo Group” means SpinCo, the other SpinCo Entities, each Subsidiary of SpinCo immediately after the Distribution Time and each other Person that becomes a Subsidiary of SpinCo after the Distribution Time (including as a result of transactions that occur following the Distribution Time in accordance with the Separation Step Plan).

(73) “SpinCo Permits” means all Permits owned, held or licensed by the Company or any of its Subsidiaries that are (a) related primarily to the SpinCo Business or (B) related primarily to the operations at the SpinCo Real Property; provided that any Permits shall be deemed to be Excluded Assets to the extent the transfer of any such Permits to the SpinCo Entities in connection with the transactions contemplated by this Agreement is not permitted by applicable Law or the terms of such Permit (subject to Section 2.4).

(74) “SpinCo Real Property” means the facility located at The Science Park Technology Drive, Bridgend, Mid Glamorgan, United Kingdom leased by the Company.

(75) “SpinCo Real Property Leases” means the leases in respect of the SpinCo Real Property, under the captions (a) Renewal Lease by Reference, dated March 4, 2014, by and between Simrock Holdings Limited and 3M United Kingdom PLC (formerly 3M Health Care Limited) and (b) Sub Underlease relating to Unit 3 Bridgend Science Park, Ewenny Road, Bridgend, dated May 29, 2001, by and between Biotrace International PLC and Mansfield Biotrace Limited.

(76) “SpinCo Trademarks” means the Trademarks set forth in Schedule 2.2(a)(vii) and any other Trademark that is owned by the Company or any of its Subsidiaries that is primarily used or held for use in the operation of the SpinCo Business as of immediately prior to the Distribution Time; provided that if a Trademark could be considered both a SpinCo Trademarks and Company Trademarks, such Trademark shall be deemed a Company Trademark.

(77) “Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or Interests that by their terms have ordinary voting power to elect a majority of the board of directors or other similar body is owned or controlled, directly or indirectly, by such Person, or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member or holds a similar role.

(78) “Tangible and Personal Property” means all equipment, machinery, parts, spare parts, tools, lab assets or other personal property; provided, that Tangible and Personal Property does not include IT Assets and any Technology.

(79) “Tax” has the meaning set forth in the Tax Matters Agreement.

(80) “Tax Matters Agreement” means the Tax Matters Agreement, in substantially the form attached as Exhibit B to the Merger Agreement, to be entered into at or prior to the Distribution Time by and among the Company, SpinCo and Parent in connection with the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.

(81) “Tax Return” has the meaning set forth in the Tax Matters Agreement.

(82) “Technology” shall mean all embodiments of Intellectual Property Rights, including blueprints, laboratory notebooks, designs, design protocols, documentation, specifications for materials, specifications for parts and devices, and design tools, apparatus, reports, analyses, writings, materials, manuals, data, databases, Software and know-how or knowledge of employees, relating to, embodying, or describing products, articles, apparatus, devices, processes, methods, formulae, recipes or other technical information; provided that, Technology shall not include any IT Assets, Tangible and Personal Property, Books and Records or any Intellectual Property Rights.

(83) “Transaction Documents” has the meaning set forth in the Merger Agreement.

(84) “Transfer Documents” means the Pre-Distribution Transfer Documents, the Post-Distribution Company Transfer Documents, the Post-Distribution SpinCo Transfer Documents and the Separate Conveyancing Instruments.

(85) “Transition Contract Manufacturing Agreement” means the Transition Contract Manufacturing Agreement in substantially the form attached as Exhibit E to the Merger Agreement to be entered into by and among the Company, Parent and SpinCo at or prior to the Distribution Time.

(86) “Transition Distribution Services Agreement” means the Transition Distribution Services Agreement in substantially the form attached as Exhibit F to the Merger Agreement to be entered into by and among the Company, Parent and SpinCo at or prior to the Distribution Time.

(87) “Transition Service” has the meaning set forth in the then-current agreed draft of the Transition Services Agreement.

(88) “Transition Services Agreement” means the Transition Services Agreement in substantially the form attached as Exhibit D to the Merger Agreement to be entered into by and among the Company, Parent and SpinCo at or prior to the Distribution Time.

(89) “Transition Support Termination” means the effective date of the termination or expiration of the Transition Services Agreement, the Transition Distribution Services Agreement or the Transition Contract Manufacturing Agreement, as applicable.

(90) “Transitional Trademark License Agreement” means the Transitional Trademark License Agreement in substantially the form attached as Exhibit J to the Merger Agreement to be entered into by and among the Company, 3M Innovative Properties Company, Parent and SpinCo at or prior to the Distribution Time.

(91) “WLRK” means Wachtell, Lipton, Rosen & Katz.

Section 1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Definition	Location
Agreed Procedures	Section 4.1
Agreement	Preamble
Available Cash	Section 3.1(b)(i)
Chosen Courts	Section 9.3
Clean-Up Spin-Off	Section 3.3(c)
Company	Preamble
Company Common Stock	Recitals
Company Confidential Information	Section 7.2(b)
Company Controlled Actions	Section 6.9(b)
Company Counsel	Section 4.7(a)
Company Indemnification Obligations	Section 6.2
Company Indemnified Parties	Section 6.1
Company Released Persons	Section 5.1(a)
Corporate Policies	Section 7.3
Distribution	Recitals
Estimated Net Working Capital	Section 2.7(b)
Estimated Net Working Capital Adjustment	Section 2.7(a)(i)
Exchange Offer	Recitals
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Existing Company Counsel	Section 4.7(a)
Existing Company Outside Counsel	Section 4.7(e)
Final Net Working Capital	Section 2.7(i)
General SpinCo Business Information	Section 4.7(b)
Indemnified Party	Section 6.4(a)
Indemnifying Party	Section 6.4(a)
Indemnity Payment	Section 6.4(a)

Integration Data Disclosure Agreement	Section 4.3(d)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Minimum Cash Amount	Section 3.1(b)(i)
Mixed Action	Section 6.9(d)
Net Working Capital	Section 2.7(a)(ii)
Notice of Disagreement	Section 2.7(d)
Parent	Preamble
Permits	Definition of Assets
Post-Distribution SpinCo Transfer Documents	Section 2.4(a)
Pre-Distribution Transfer Documents	Section 2.1(b)
Preliminary Adjustment Statement	Section 2.7(c)
Representatives	Section 7.2(a)
Separate Action	Section 6.9(c)
Separation Step Plan	Section 2.1(a)
SpinCo	Preamble
SpinCo Assets	Section 2.2(a)
SpinCo Common Stock	Recitals
SpinCo Confidential Information	Section 7.2(a)
SpinCo Controlled Actions	Section 6.9(a)
SpinCo Indemnification Obligations	Section 6.1
SpinCo Indemnified Parties	Section 6.2
SpinCo Liabilities	Section 2.3(a)
SpinCo Payment	Section 3.1(b)(ii)
SpinCo Released Persons	Section 5.1(b)
Spin-Off	Recitals
Target Net Working Capital	Section 2.7(a)(iii)
Third-Party Claim	Section 6.5(a)

ARTICLE II

THE REORGANIZATION

Section 2.1 Transfer of Assets and Assumption of Liabilities Prior to the Distribution.

(a) Subject to Section 2.4 and Section 2.5 and in accordance with the plan and structure set forth on Schedule 2.1(a) (such plan and structure, as it may be revised in accordance with Section 2.1(c), being referred to herein as the “Separation Step Plan”) and to the extent not previously effected pursuant to the steps of the Separation Step Plan that have been completed prior to the date of this Agreement, as promptly as practicable following the date of this Agreement:

(i) SpinCo Assets. The Company shall, and shall cause its applicable Subsidiaries to, assign, transfer and convey to SpinCo or one or more of SpinCo’s Subsidiaries designated by SpinCo, and SpinCo or such Subsidiaries, as applicable, shall accept from the Company and the Company’s applicable Subsidiaries, all of the Company’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to the SpinCo Assets;

(ii) SpinCo Liabilities. SpinCo or one or more of its Subsidiaries designated by SpinCo shall accept and assume from the Company and its Subsidiaries (other than SpinCo and its Subsidiaries) and agree to perform, discharge and fulfill the SpinCo Liabilities, in accordance with their respective terms. SpinCo and such Subsidiaries shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or the legal entity that incurred or holds the SpinCo Liability (provided, that nothing contained herein shall preclude, restrict or otherwise inhibit SpinCo or one or more of its applicable Subsidiaries from asserting against third parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, any predecessor of any such member or any of their respective directors, officers, employees, agents or Affiliates;

(iii) Excluded Assets. The Company shall cause SpinCo and the applicable Subsidiaries of SpinCo to assign, transfer and convey to the Company or one or more of its other Subsidiaries designated by the Company (other than SpinCo or its Subsidiaries), and the Company or such other Subsidiaries shall accept from SpinCo and such applicable Subsidiaries, SpinCo’s and such applicable Subsidiaries’ respective direct or indirect right, title and interest in and to any Excluded Assets in the manner specified by the Company to be so assigned, transferred and conveyed; and

(iv) Excluded Liabilities. The Company or one or more of its Subsidiaries designated by the Company (other than SpinCo or its Subsidiaries) shall accept and assume from SpinCo or one or more of its Subsidiaries and agree to perform, discharge and fulfill the Excluded Liabilities in accordance with their respective terms, and the Company or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude, restrict or otherwise inhibit the Company or one or more of its applicable Subsidiaries from asserting against third parties any defenses available to the legal entity that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Distribution Time, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group or any of their respective directors, officers, employees, agents or Affiliates.

(b) In furtherance of any such assignment, transfer or assumption pursuant to Section 2.1(a), and without any additional consideration therefor, each of SpinCo and the Company shall prepare, execute and deliver and cause their Affiliates to prepare, execute and deliver such documents and instruments as may be reasonably necessary or appropriate to effect and/or evidence such assignment, transfer or assumption, in each case to the extent reasonably requested by the other (with all of such documents and instruments referred to collectively herein as the “Pre-Distribution Transfer Documents”). Except for the representations, warranties and covenants contained in this Agreement, the Parties or their Affiliates shall not be required to make any other express or implied representation, warranty or covenant, either written or oral, in the Pre-Distribution Transfer Documents.

(c) Without limiting any other provision hereof, in connection with the reorganization contemplated by Section 2.1(a), each of the Company and SpinCo will take, and will cause each member of its respective Group to take, such actions as are reasonably necessary to consummate the transactions contemplated by the Separation Step Plan (whether prior to, at or after the Distribution Time). The Company may make changes to the Separation Step Plan in its reasonable discretion; provided, that, the prior written consent of Parent shall be required to the extent such changes would reasonably be expected to (i) prevent or materially impair the tax treatment of the transactions contemplated thereby, (ii) materially delay the timing of the transactions contemplated thereby, or (iii) materially adversely affect the Company’s ability to obtain the IRS Ruling.

(d) To the extent that the assignment, transfer or conveyance of any Excluded Asset or SpinCo Asset, or the assumption of any Excluded Liability or SpinCo Liability, requires any Approvals or Notifications, (x) the Parties shall use their reasonable best efforts and cooperate in good faith to obtain or make such Approvals or Notifications, respectively, as soon as reasonably practicable and (y) each Party, at the reasonable request of the Company or Parent, as applicable, shall use its reasonable best efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to assign (or, to the extent requested by the Company, novate) all obligations under Contracts and other obligations or Liabilities for which one or more members of the SpinCo Group are liable and that do not constitute SpinCo Liabilities or for which one or more members of the Company Group are liable and that do not constitute Excluded Liabilities, so that, in any such case, the members of the applicable Group will be solely responsible for the applicable Liabilities; provided, however, that except to the extent expressly provided in any of the other Transaction Documents, neither the Company nor SpinCo or any of their respective Affiliates shall be obligated to (i) amend or modify any Contract (except as expressly set forth in the foregoing clause (y)), (ii) modify, relinquish, forbear or narrow any right, (iii) contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person, (ii) incur any out of pocket cost or expense, or (iv) commence any Action, in each case in connection with the actions required by the foregoing clauses (x) and (y); provided, further, that the obligation to take any such action shall terminate on the date that is twelve (12) months after the Distribution Date (or, solely with respect to any Delayed Transferred Asset, twelve (12) months after the applicable Transition Support Termination). If the Company or SpinCo is unable to obtain, or to cause to be obtained, any required Approval in connection with clause (y) of the preceding sentence, the Company and SpinCo will, to the extent permitted by applicable Law and the terms of the applicable Contract, use reasonable best efforts to enter into subcontracting or other arrangements, effective as of the Distribution Time or as promptly as practicable thereafter, to provide to the Parties the economic and operational equivalent of the transfer (or novation) of such Contract to the appropriate Party and the performance by such Party of the obligations under such Contract as of the Distribution Time. In furtherance of the foregoing, (i) the Party that is intended to be the counterparty to such Contract, as applicable, will, as agent or subcontractor for the other or the applicable member of the other Party’s Group, pay, perform and discharge fully the Liabilities of the applicable Party or the applicable member of the other Party’s Group thereunder from and after the Distribution Time in accordance with any such alternate arrangement and (ii) the Party that remains the legal counterparty to such Contract, as applicable, will, or will cause the applicable member of such Party’s Group to, at the other Party’s expense, from and after the Distribution Time hold in trust for and pay to the other Party promptly upon receipt thereof all income, proceeds and other consideration received by the legal counterparty (or the applicable member of its Group) in connection with such alternate arrangement; provided that for purposes of this sentence, with respect to any Delayed Transferred Asset, references to the Distribution Time in this sentence will refer instead to the applicable Transition Support Termination. The Party that is intended to be the counterparty to each such Contract shall indemnify the other Party and hold it harmless against any Liabilities arising from the agent or subcontractor relationship described in this paragraph. The Company and SpinCo shall, and shall cause their Affiliates to, (i) for all U.S. federal (and applicable state, local and foreign) income Tax purposes, treat any SpinCo Asset, SpinCo Liability, Separately Conveyed Asset, Excluded Asset or Excluded Liability transferred, assigned or assumed after the Effective Time or after the effective time of the applicable Separate Conveyancing Instrument pursuant to this Section 2.1(d) or Section 2.4 as having been so transferred, assigned or assumed at the time at which it was intended to have been so transferred, assigned or assumed as reflected in this Agreement (including the Separation Step Plan) and/or the applicable Separate Conveyancing Instrument and (ii) file all Tax Returns in a manner consistent with such treatment and not take any Tax position inconsistent therewith except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law).

Section 2.2 Allocation of Assets.

(a) “SpinCo Assets” shall mean, in each case to the extent existing and owned or held immediately prior to the Distribution Time by the Company or any of its Subsidiaries, the Company’s and its Subsidiaries’ right, title and interest in, to and under the following Assets, but in each case excluding any Excluded Assets and any Separately Conveyed Assets:

(i) the Equity Interests of the SpinCo Entities (other than SpinCo) (collectively, the “SpinCo Subsidiary Equity Securities”);

(ii) the SpinCo Real Property Leases;

(iii) (A) the Inventory located at the SpinCo Real Property and (B) the finished goods Inventory used or held for use primarily in connection with the SpinCo Business located inside the United States (clauses (A) and (B) together, the “SpinCo Inventory”);

(iv) the SpinCo Contracts;

(v) the SpinCo Permits;

(vi) except as listed in Schedule 2.2(a)(vi), the Tangible and Personal Property that is (A) located at the SpinCo Real Property, (B) located at any Company Manufacturing Facility, other than the SpinCo Real Property, and primarily used or held for use in the SpinCo Business, other than any part that is installed on any equipment, fixture, furniture, furnishing or machinery that cannot be transferred from the Company Manufacturing Facility without unreasonable burden or expense (unless Parent agrees to bear such burden or expense) or because it is technically infeasible, or (C) located at any Company Lab Facility and primarily used or held for use in connection with the SpinCo Business (clauses (A) through (C) collectively, the “SpinCo Tangible and Personal Property”);

(vii) (A) the Registered IP, including the Patents, Trademarks and Internet Properties set forth in Schedule 2.2(a)(vii), and (B) except as listed in Schedule 2.2(b)(xi) and the Company Trademarks, the Intellectual Property Rights, whether or not registered, in each case of clauses (A) and (B), owned by the Company or any of its Subsidiaries that are primarily used or held for use in the operation of the SpinCo Business as of immediately prior to the Distribution Time, (C) the SpinCo Trademarks, and (D) the Intellectual Property Rights, whether or not registered, owned by the Company or any of its Subsidiaries that are embodied in the Clean-Trace™ Software, in each case of clauses (A) through (D), all causes of action or other rights that may be asserted under any of the foregoing, including rights to seek and recover all remedies (including damages, royalties, fees, income payments and other proceeds due from and after the Closing Date), including for the infringement, misappropriation or violation of any of the foregoing and the goodwill appurtenant to or associated with the Trademarks included in the foregoing (clauses (A) through (D) collectively, the “SpinCo Intellectual Property”);

(viii) (A) any Technology with respect to which the Intellectual Property Rights therein are owned by the Company or any of its Subsidiaries immediately prior to the Distribution Time to the extent that such Technology is (x) used primarily in or necessary to the operation of the SpinCo Business as of immediately prior to the Distribution Time or (y) otherwise used in or necessary for operation of the SpinCo Business and capable of being copied (for example, Software and data) (the Technology in (y), the “Duplicated Technology”), (B) the Clean-Trace™ Software, (C) the Technology listed in Schedule 2.2(a)(viii), and (D) the know-how or knowledge, including any know-how or knowledge of the SpinCo Employees that constitutes a Trade Secret owned by the Company or any of its Subsidiaries, to the extent related to the SpinCo Business, but in each case, excluding any IT Assets (which are separately addressed in Section 2.2(a)(ix)) (clauses (A) through (D) collectively, the “SpinCo Technology”);

(ix) the IT Assets used or held for use primarily by the SpinCo Business that are (A) owned by the Company or any of its Subsidiaries or (B) leased or licensed by the Company or any of its Subsidiaries under a Contract exclusively related to the SpinCo Business (collectively, the “SpinCo IT Assets”); provided, that the SpinCo IT Assets shall include Software loaded thereon or embedded therein only to the extent such Software is SpinCo Technology or, if such Software is licensed by a third party to the Company or its Subsidiaries, only to the extent the applicable Contract has transferred to the SpinCo Entities pursuant to the terms of this Agreement or the SpinCo Entities otherwise independently have a license to or right to use such Software; and provided, further, that any hardware included in the SpinCo IT Assets may be sanitized by the Company to remove the decryption of local hard drive(s), security and device management Software, local and domain certificates, user profiles, and active directory domain structure, in each case, in accordance with the Company’s standard procedures prior to the Distribution. The Company will remove all data stored on such hardware and will transfer any SpinCo Business Records in accordance with Schedule 4.1. Any Software (other than security and device management Software) previously installed on such hardware will remain installed on the hardware but will be unregistered to the Company. The Company acknowledges and agrees that the Company’s sanitization process is not intended to affect the functionality of the applicable SpinCo IT Asset, provided that Parent and SpinCo will be responsible for configuring the sanitized SpinCo IT Asset, including any Software loaded thereon or embedded therein, to the specifications of Parent’s information technology environment. Prior to initiation of the sanitization process, Parent and SpinCo may record configuration parameters for any Software that SpinCo is licensed to use. Company and Parent will cooperate in good faith regarding the sanitization process and agree on the timing of such process. The Company will use reasonable efforts to minimize the time required for the Company to complete the Company’s sanitization process;

(x) other than with respect to Taxes (which are governed exclusively by the Tax Matters Agreement), any prepaid expenses, credits, deposits and advance payments, in each case, to the extent relating to any other SpinCo Asset (the “SpinCo Prepaid Expenses”);

(xi) a copy of the SpinCo Business Records (subject to Section 4.1);

(xii) other than with respect to Taxes (which are governed exclusively by the Tax Matters Agreement) or claims under any Insurance Policies, rights available to or being pursued by the Company or any of its Subsidiaries in connection with any Action or any other claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent primarily relating to the SpinCo Business, any SpinCo Asset or any SpinCo Liability (other than the Retained Claims);

(xiii) the Assets set forth in Schedule 2.2(a)(xiv);

(xiv) all Assets of the Company and its Subsidiaries as of immediately prior to the Distribution Time that are expressly provided by the Merger Agreement, this Agreement or any other Transaction Document (other than the Separate Conveyancing Instruments) as Assets to be transferred to SpinCo or any other member of the SpinCo Group; and

(xv) all other Assets of the Company and its Subsidiaries as of immediately prior to the Distribution Time that are primarily related to the SpinCo Business; provided that the intention of this clause (xv) is only to rectify any omission of the conveyance to SpinCo of any Assets that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have been classified as a SpinCo Asset. No Asset will be deemed to be a SpinCo Asset solely as a result of this clause (xv) if it is within any category of Assets addressed by any other section of this Section 2.2.

The Parties acknowledge and agree that a single Asset may fall within more than one of clauses (i) through (xv) above; such fact does not imply that (A) such Asset shall be transferred more than once or (B) any duplication of such Asset is required.

(b) “Excluded Assets” means all of the Assets of the Company and its Subsidiaries other than the SpinCo Assets and the Separately Conveyed Assets. Notwithstanding anything in this Agreement to the contrary, the Excluded Assets include the following:

(i) all Equity Interests (excluding the SpinCo Subsidiary Equity Securities and any equity securities of SpinCo);

(ii) all accounts receivable as of the Closing;

(iii) all cash, cash equivalents and marketable securities, including all checks, drafts and wires deposited for the account of the Company or any of its Subsidiaries that have not been credited by the receiving bank, other than cash up to the Minimum Cash Amount;

(iv) all Inventory other than the SpinCo Inventory;

(v) all Insurance Policies and all rights and claims thereunder;

(vi) all real property, whether owned, leased, subleased, licensed, or otherwise occupied by the Company or any of its Subsidiaries, including the Company Manufacturing Facilities and Company Lab Facilities, and any equipment, fixtures, furniture, furnishings, physical facilities, machinery, inventory, spare parts, supplies, tools and other tangible personal property located thereon, and any prepaid rent, security deposits and options to renew or purchase related thereto, other than the SpinCo Real Property;

(vii) all Permits other than the SpinCo Permits;

(viii) all Tangible and Personal Property, other than the SpinCo Tangible and Personal Property;

(ix) all Contracts, other than the SpinCo Contracts;

(x) all IT Assets other than the SpinCo IT Assets;

(xi) all Intellectual Property other than the SpinCo Intellectual Property, including as an Excluded Asset covered by this Section 2.2(b)(xi), the Company Trademarks and the Intellectual Property listed in Schedule 2.2(b)(xi);

(xii) (i) all Technology that is not SpinCo Technology and (ii) copies of any Duplicated Technology that is used in or necessary for the operation of the Company Businesses, regardless of whether copies of such Duplicated Technology are also SpinCo Technology;

(xiii) all Assets used or held for use by the Company or any of its Subsidiaries in connection with the provision of Overhead and Shared Services, including any proprietary tools and processes;

(xiv) all credit support from the Company or any of its Subsidiaries from which the SpinCo Business benefits;

(xv) all Books and Records, provided that SpinCo shall be entitled to a copy of the SpinCo Business Records as provided in Section 4.1;

(xvi) all rights that accrue or shall accrue to the Company or any member of the Company Group pursuant to this Agreement, the Merger Agreement or any Transaction Document;

(xvii) all prepaid expenses, credits, deposits, and advance payments other than the SpinCo Prepaid Expenses;

(xviii) all rights to claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent relating to any other Excluded Asset or Excluded Liability;

(xix) (A) all attorney-client privilege and attorney work-product protection of the Company or its Subsidiaries arising as a result of legal counsel representing the Company or its Subsidiaries, including the SpinCo Entities, in connection with the sale of the SpinCo Business and the transactions contemplated by the Merger Agreement, this Agreement and the other Transaction Documents, (B) all documents subject to attorney-client privilege and work-product protection described in the foregoing subsection (A), and (C) all documents maintained by the Company, its Subsidiaries or their respective Representatives in connection with the sale of the SpinCo Business, including the transactions contemplated by the Merger Agreement, this Agreement and the other Transaction Documents;

(xx) except as required by applicable Law, all of the assets of, all of the assets relating to, and all rights under, any employee benefit or welfare plan or any related Contract between any Person and the Company or any of its Affiliates (including the employee benefit plans of the Company and its Subsidiaries);

(xxi) all accounts, notes or loans payable recorded on the books of the Company or any of its Affiliates for goods or services purchased by the SpinCo Business from the Company or any of its Subsidiaries (other than the SpinCo Entities), or provided to the SpinCo Business by the Company or any of its Subsidiaries (other than the SpinCo Entities), or advances (cash or otherwise) or any other extensions of credit to the SpinCo Business from the Company or any of its Subsidiaries (other than the SpinCo Entities), whether current or non-current;

(xxii) all Insurance Proceeds which the Company or any of its Subsidiaries has a right to receive, unless such proceeds are reflected in the SpinCo Financial Information;

(xxiii) all Retained Claims;

(xxiv) the Assets set forth in Schedule 2.2(b)(xxiv);

(xxv) Global Trade Item Numbers (GTINs); and

(xxvi) except for (A) those Assets expressly identified as SpinCo Assets in clauses (i) through (xv) of the definition of “SpinCo Assets” and (B) the Separately Conveyed Assets, all Assets of the Company or any of its Subsidiaries, wherever located, whether tangible or intangible, real, personal or mixed.

Section 2.3 Allocation of Liabilities.

(a) “SpinCo Liabilities” shall mean all of the following Liabilities (other than Excluded Liabilities), to the extent arising on or after the Distribution Time (except as set forth below), of the Company or any of its Subsidiaries, or any of their respective predecessor companies or businesses:

(i) all Liabilities, to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the SpinCo Business (including (w) the ownership or use of the SpinCo Assets or the Separately Conveyed Assets and any Actions that relate to, arise out of or result from the operation or conduct of the SpinCo Business or ownership or use of the SpinCo Assets or the Separately Conveyed Assets, (x) all warranty, repair or return obligations, (y) alleged or actual hazards or defects in design, marketing, manufacture, materials, workmanship, provision or performance, including any failure to warn or alleged or actual breach of express or implied warranty or representation, and (z) the return or recall of any product of the SpinCo Business, in each case, relating to the period on or after the Distribution Time), subject to Section 2.3(b)(i));

(ii) all Liabilities arising out of or relating to any SpinCo Contracts and relating to the period on or after the Distribution Time, including customer purchase orders, extended warranties or other customer Contracts for products or services of the SpinCo Business, or the SpinCo Permits;

(iii) all Liabilities arising on or after the Distribution Time under or relating to any SpinCo Intellectual Property, including the use thereof;

(iv) all Liabilities assumed by, retained by or agreed to be performed by SpinCo or any of its Subsidiaries and Affiliates pursuant to the terms of the Merger Agreement, this Agreement or any other Transaction Document, whenever arising;

(v) all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from information regarding Parent or its businesses and operations contained in any of the Disclosure Documents, other than information relating to the Company, the Retained Businesses or the SpinCo Business, whenever arising;

(vi) all Liabilities relating to, arising out of or resulting from the SpinCo Financing Arrangements or under any Reimbursement Obligations Loan, whenever arising;

(vii) all Environmental Liabilities, to the extent relating to, arising out of or resulting from the ownership or operation of the SpinCo Business, the SpinCo Assets or the Separately Conveyed Assets, or the conduct of the SpinCo Business, in each case, as of and after the Distribution Time; and

(viii) all Liabilities relating to, arising out of or resulting from any Action with respect to the SpinCo Business, the SpinCo Assets or the Separately Conveyed Assets, in each case to the extent relating to the period on or after the Distribution Time, other than as specifically provided otherwise in any of the Transition Services Agreement, Transition Contract Manufacturing Agreement, or the Transition Distribution Services Agreement, and the Liabilities set forth in Section 2.3(b)(vi)).

The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (i) through (viii) above; such fact does not imply that (a) such Liability shall be transferred more than once or (b) any duplication of such Liability is required.

(b) For the purposes of this Agreement, “Excluded Liabilities” shall mean the following Liabilities of the Company or any of its Subsidiaries, or any of their respective predecessor companies or businesses, including, to the extent consistent with the foregoing, the following:

(i) all Liabilities to the extent relating to, arising out of or resulting from the ownership, operation or conduct of the SpinCo Business (including the ownership or use of the SpinCo Assets or the Separately Conveyed Assets and any Actions to the extent relating to, arising out of or resulting from the operation or conduct of the SpinCo Business or ownership or operation of the SpinCo Assets or the Separately Conveyed Assets), in each case relating to the period prior to the Distribution Time (provided that and subject to Section 6.2(e), any Liabilities requiring the delivery, re-delivery, modification, repair, service or replacement (or any similar action) of any product of the SpinCo Business or the performance of any service, act or deed other than the payment of money by a member of the SpinCo Group or the SpinCo Business in connection with any of the actions described in this proviso, in each case following the Distribution Time (the “Post-Closing Performance Obligations”), shall be SpinCo Liabilities);

(ii) all accounts payable as of the Closing;

(iii) all Liabilities of the Company or its Subsidiaries to the extent related to any Excluded Assets or any Company Business (other than any Liabilities for which SpinCo, Parent or any of their Subsidiaries expressly has responsibility pursuant to the terms of the Merger Agreement, this Agreement or any other Transaction Document, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to such Excluded Assets or Company Business between the Company or any of its Subsidiaries, on the one hand, and SpinCo, Parent or any of their Subsidiaries, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable);

(iv) all Liabilities assumed by, retained by or agreed to be performed by the Company or any of its Subsidiaries (other than the SpinCo Entities) pursuant to the Merger Agreement, this Agreement or any other Transaction Document;

(v) all Liabilities to the extent arising out of the presence or release of any Hazardous Substance at, on, under or from any facility or property where the SpinCo Business was operated prior to the Distribution Time, to the extent relating to the period prior to the Distribution Time, and all other Environmental Liabilities, to the extent relating to, arising out of or resulting from the ownership or operation of the SpinCo Business, the SpinCo Assets or the Separately Conveyed Assets, or the conduct of the SpinCo Business, in each case prior to the Distribution Time; and any and all Environmental Liabilities to the extent arising out of the Excluded Assets; and

(vi) all Liabilities relating to, arising out of or resulting from any Action with respect to the SpinCo Business, the SpinCo Assets or the Separately Conveyed Assets, in each case to the extent relating to the period prior to the Distribution Time.

Section 2.4 Non-Transferred and Delayed Transferred Assets and Liabilities.

(a) Notwithstanding anything in this Agreement to the contrary, if (x) any SpinCo Asset or Separately Conveyed Asset cannot be assigned or transferred to, or any SpinCo Liability cannot be assumed by, a member of the SpinCo Group without an Approval or Notification or (y) any Excluded Asset cannot be assigned or transferred to, or any Excluded Liability cannot be assumed by a member of the Company Group without an Approval or Notification, and in either case such Approval or Notification has not been obtained or made prior to the Distribution Time, then, unless the Company and SpinCo shall mutually otherwise determine, such assignment, transfer or assumption shall automatically be deemed to be deferred, with any such purported transfer, assignment or assumption deemed null and void until such time as such Approvals are obtained or such Notifications are made. Notwithstanding the foregoing, any such SpinCo Assets or SpinCo Liabilities shall continue to constitute SpinCo Assets and

SpinCo Liabilities, and any such Excluded Assets or Excluded Liabilities shall continue to constitute Excluded Assets and Excluded Liabilities, for all other purposes of this Agreement. If the required Approval is subsequently obtained or such Notification is subsequently made, the relevant Asset will be automatically assigned and transferred to, or the relevant Liability will be automatically assumed by, SpinCo or the Company, as applicable, or a member of the applicable Party’s respective Group designated by such Party without any further action required on the part of any Person, in accordance with the terms of this Agreement and the other Transaction Documents. In furtherance of any such assignment, transfer or assumption pursuant to this Section 2.4(a), and without any additional consideration therefor, each of SpinCo and the Company shall execute and deliver, and cause their Affiliates to execute and deliver, such documents and instruments as may be reasonably necessary to effect and/or evidence such assignment, transfer or assumption, in each case to the extent reasonably requested by the other (with all of such documents and instruments referred to collectively herein as the “Post-Distribution SpinCo Transfer Documents).”

(b) Notwithstanding anything in this Agreement to the contrary, if it is reasonably necessary or appropriate to delay the transfer or assignment to SpinCo or one or more of its Subsidiaries of any SpinCo Asset until the applicable Transition Support Termination to allow the Company or any of its Subsidiaries to perform their respective obligations under, or to otherwise carry out the contemplated transactions and activities contemplated, by the Transition Services Agreement, the Transition Distribution Services Agreement, or the Transition Contract Manufacturing Agreement, as applicable (each such SpinCo Asset, a “Delayed Transferred Asset”), such Delayed Transferred Asset shall not be transferred or assigned to SpinCo or any of its Subsidiaries at or prior to the Distribution Time. Upon the applicable Transition Support Termination, the relevant Delayed Transferred Asset shall be automatically assigned and transferred to SpinCo or its Subsidiaries without any further action required on the part of any Party and without any additional consideration, provided, however, if, upon the Transition Support Termination, such Delayed Transferred Asset cannot be assigned or transferred to Buyer without any Approval or Notification, the provisions of this Section 2.4 and Section 2.1(d) shall apply.

Section 2.5 Shared Contracts. The Company and SpinCo will use their commercially reasonable efforts for a period ending twelve (12) months after the Distribution Date to separate any Shared Contracts that are SpinCo Contracts (or take such other action as may be reasonably agreed between the Company and SpinCo) in order to provide for an appropriate allocation of the rights and obligations under such Contracts in line with the allocation of the SpinCo Assets, Excluded Assets, Separately Conveyed Assets, SpinCo Liabilities and Excluded Liabilities between the Parties. Without limiting the foregoing and subject to any actions contemplated by any policies, procedures or initiatives of the Company or any of its Subsidiaries of general applicability, pending the separation of each Shared Contract, the Parties shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to maintain good relations with any obligees or other counterparties in connection with such Shared Contract, and comply in all material respects with the terms thereof and refrain from voluntarily terminating such Shared Contract.

Section 2.6 Termination of Intercompany Contracts; Settlement of Intercompany Payables and Receivables

(a) Except for (i) this Agreement, the Merger Agreement and the other Transaction Documents (and each other Contract expressly contemplated by this Agreement, any other Transaction Document, the Separation Step Plan or the Merger Agreement to be entered into or continued by the Company and SpinCo or any of the members of their respective Groups after the Distribution Time, including the Transfer Documents) and (ii) any Contracts to which any Person, other than the Company, SpinCo and their respective wholly owned Subsidiaries, is a party, in furtherance of the releases and other provisions of Section 5.1, SpinCo and each member of the SpinCo Group, on the one hand, and the Company and each member of the Company Group, on the other hand, hereby terminate, effective as of the Distribution Time, all Contracts between or among SpinCo or any member of the SpinCo Group, on the one hand, and the Company or any member of the Company Group, on the other hand, that are effective or outstanding as of immediately prior to the Distribution Time.

(b) Except as set forth on Schedule 2.6(b) and other than any payables, receivables or other intercompany accounts under any Transaction Document, the Company shall, as of the Distribution Time, eliminate all intercompany accounts existing prior to the Distribution Time, whether payables or receivables, between a member of the SpinCo Group, on the one hand, and a member of the Company Group, on the other hand. Any such intercompany accounts that are settled after the Cut-Off Time but in connection with the Reorganization and the Distribution shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Cut-Off Time. Intercompany balances and accounts solely among any members of the SpinCo Group or any members of the Company Group shall not be affected by the above provisions of this Section 2.6(b).

(c) The arrangements described in this Section 2.6 will be eliminated or satisfied, in the Company’s sole discretion, by way of repayment, capital contribution, distribution, forgiveness, offset, or any combination of the foregoing without any further Liability to, or obligation of, each of SpinCo or any member of the SpinCo Group, on the one hand, and the Company or any member of the Company Group, on the other hand. Following the Distribution Time, no Contract terminated pursuant to Section 2.6(a) (including any provision thereof that purports to survive termination) or intercompany Liability eliminated pursuant to Section 2.6(b) shall be of any further force or effect from and after the Distribution Time. The Company and its Subsidiaries may take any action they deem reasonably necessary or advisable to effect foregoing

Section 2.7 Certain Adjustments.

(a) Certain Definitions.

(i) “Estimated Net Working Capital Adjustment” means (A) if the Estimated Net Working Capital exceeds the Target Net Working Capital, then a positive amount equal to the full amount of such excess over the Target Net Working Capital, (B) if the Target Net Working Capital exceeds the Estimated Net Working Capital, then a negative amount equal to the full amount of such excess over the Estimated Net Working Capital or (C) zero, other than as set forth in clauses (A) and (B).

(ii) “Net Working Capital” means as of 11:59:59 p.m. in each applicable time zone on the last calendar day of the month immediately preceding the Closing Date (the “Cut-Off Time”) (including month end close accounting entries), an amount (which may be a positive or negative number) equal to (i) the current assets of the SpinCo Business, minus (ii) the current liabilities of the SpinCo Business, in each case, which are included in the line item categories specifically identified in Exhibit A, but excluding (A) any assets or liabilities with respect to Taxes, (B) any current liabilities of the SpinCo Business for salary, vacation, incentive pay or other compensatory payments or benefits, to the extent that the Company or any of its Subsidiaries provides payments or benefits (or, in the case of incentive pay or other similar compensatory payments, offers to provide such payments or benefits in exchange for a release of claims) of such type, (C) all receivables and payables between any SpinCo Entity and another SpinCo Entity, (D) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to Closing pursuant to Section 2.6, (E) the SpinCo Financing Arrangements, any proceeds thereof, the Reimbursement Obligations and any Reimbursement Obligations Loan (other than any interest payable under any Reimbursement Obligations Loan as of the Closing Date), and any instrument the repayment of which is taken into account in the calculation of the Above Basis Amount, and (F) the Excluded Assets and Excluded Liabilities. The Net Working Capital will be determined in accordance with the accounting principles and methodologies of the Company, consistently applied.

(iii) “Target Net Working Capital” means $63,400,000.

(b) Estimated Net Working Capital Adjustment. No later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to SpinCo and Parent a written report setting forth the Company’s good faith estimate of the Net Working Capital as of the Cut-Off Time (such estimate, the “Estimated Net Working Capital”), prepared in conformity with the requirements of this Agreement and together with reasonable supporting documentation. The Company will reasonably cooperate with Parent and its Representatives in connection with their review of such written report, including by (i) providing information reasonably necessary or useful in connection with their review of the written report as reasonably requested by Parent, (y) reasonably considering in good faith any revisions to such written report proposed by Parent and (z) revising such written report to reflect any changes mutually agreed by the Company, SpinCo and Parent; provided that no comments provided by Parent shall provide a basis for any delay in the Closing, or shall require any changes to the written report of the Estimated Net Working Capital (or the calculations therein) unless agreed to by the Company.

(c) Within ninety (90) days following the Closing Date, the Company shall deliver to SpinCo a statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail the Company’s good faith calculation of the Net Working Capital, together with reasonable supporting detail and prepared in conformity with the requirements of this Agreement;

(d) If SpinCo disagrees with the Company’s calculation of the Net Working Capital set forth in the Preliminary Adjustment Statement, SpinCo will deliver to the Company, within thirty (30) days after receipt by SpinCo of the Preliminary Adjustment Statement (the “Review Period”) a written statement describing each objection thereto and SpinCo’s calculation of the Net Working Capital, including reasonable detail of each item or amount in dispute, the basis for such dispute and the supporting documentation, schedules and calculation (the “Notice of Disagreement””). SpinCo will be deemed to have agreed with all items and amounts contained in the Preliminary Adjustment Statement that are not specifically disputed in the Notice of Disagreement. If SpinCo does not deliver a Notice of Disagreement within the Review Period, SpinCo (and Parent) will be deemed to have irrevocably accepted the Preliminary Adjustment Statement, which will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(i).

(e) If SpinCo delivers to the Company a Notice of Disagreement during the Review Period, the Company and SpinCo will attempt to resolve in good faith the matters contained in the Notice of Disagreement within thirty (30) days after the Company’s receipt of the Notice of Disagreement (the “Resolution Period”). If the Company and SpinCo reach a written resolution with respect to all such matters (if any) on or before the final day of the Resolution Period, the Preliminary Adjustment Statement, as modified by such resolution, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(i). If such a resolution is not reached during the Resolution Period, the Company and SpinCo will promptly (no later than five (5) Business Days after the final day of the Resolution Period) retain Deloitte Touche Tohmatsu Limited (or, if such firm is not available, another nationally recognized accounting firm reasonably agreed between the Company and SpinCo) (the “Independent Accounting Firm”) and submit any unresolved objections covered by the Notice of Disagreement (the “Disputed Items”) to the Independent Accounting Firm for resolution in accordance with this Section 2.7(e). The Independent Accounting Firm shall act as an expert and not as an arbitrator. In no event shall the Company or SpinCo (or Parent) communicate (or permit any of its Affiliates or Representatives to communicate) with the Independent Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication. The Company and SpinCo will instruct the Independent Accounting Firm to (A) within thirty (30) days after submission of the Disputed Items, make a final determination with respect to each of the Disputed Items (and only the Disputed Items) that is (1) consistent with the terms of this Agreement and (2) within the range of the respective positions taken by each of the Company and SpinCo and (3) based solely on written submissions of the Company and SpinCo (i.e., not on the basis of an independent review) a copy of which shall simultaneously be provided to the other Party, and in accordance with procedures agreed to by the Parties and the Independent Accounting Firm and (B) prepare and deliver to the Company and SpinCo a written statement setting forth its final determination (and a reasonably detailed description of the basis therefor) with respect to each Disputed Item (the “Independent Accounting Firm’s Report”). The Independent Accounting Firm’s determination with respect to each Disputed Item as reflected in the Independent Accounting Firm’s Report will be final, conclusive and binding absent fraud or manifest error. The Preliminary Adjustment Statement, as modified by any changes thereto in accordance with any adjustments agreed in writing between the Company and SpinCo during the Resolution Period and the Independent Accounting Firm’s Report, will be the “Final Adjustment Statement” for purposes of the payment (if any) contemplated by Section 2.7(i). The Independent Accounting Firm’s determination under this Section 2.7(e) shall be enforceable as an arbitral award, and judgment may be entered thereupon in any court having jurisdiction over the Party against which such determination is to be enforced.

(f) Each of SpinCo and the Company will (A) pay its own respective costs and expenses incurred in connection with this Section 2.7 and (B) be responsible for the fees and expenses of the Independent Accounting Firm in connection with this Section 2.7 on a pro rata basis based upon the inverse of the degree (measured in dollars) to which the Independent Accounting Firm has accepted the respective positions of SpinCo and the Company (which will be determined by the Independent Accounting Firm and set forth in the Independent Accounting Firm’s Report). For example, if the Independent Accounting Firm determines that it accepted seventy percent (70%) of the position of the Company, the Company will pay thirty percent (30%) of the fees and expenses of the Independent Accounting Firm and SpinCo will pay the remaining seventy percent (70%) of such fees and expenses.

(g) In connection with the matters set forth in this Section 2.7, during the Review Period and Resolution Period, if applicable, the Company and its Representatives shall, subject to execution of customary access letters (if applicable), be provided access to all relevant work papers, schedules and other supporting documents prepared by Parent, SpinCo or their Representatives and used in connection with the calculation of the Net Working Capital and access, during normal business hours and upon reasonable notice and in a manner that does not adversely interfere with the conduct of Parent’s or SpinCo’s business, any other information in Parent or SpinCo’s possession which the Company reasonably requests, and Parent and SpinCo shall, and shall cause their Representatives to, cooperate reasonably with the Company and its Representatives in connection therewith.

(h) The Company and SpinCo agree that the procedures set forth in this Section 2.7 for resolving disputes with respect to the Preliminary Adjustment Statement and the calculation of Net Working Capital shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any party from instituting litigation to enforce this Section 2.7, including any decision pursuant to the terms hereof by the Independent Accounting Firm in any court of competent jurisdiction. The substance of the Independent Accounting Firm’s determination shall not be subject to review or appeal, absent a showing of fraud or manifest error. It is the intent of the Parties to have any determination of Disputed Items by the Independent Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by agreement of the Parties and the Parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm.

(i) The Net Working Capital set forth in the Final Adjustment Statement is referred to herein as the “Final Net Working Capital”. Within five (5) Business Days after the determination of Final Net Working Capital pursuant to this Section 2.7, (i) if the Final Net Working Capital exceeds the Estimated Net Working Capital, SpinCo will pay to the Company the amount of such excess, by wire transfer of immediately available funds to one or more accounts designated in writing by the Company, or (ii) if the Estimated Net Working Capital exceeds the Final Net Working Capital, the Company will pay to SpinCo the amount of such excess, by wire transfer of immediately available funds to one or more accounts designated in writing by SpinCo. Any payment pursuant to this Section 2.7(i) shall be treated as an adjustment to the SpinCo Payment for all U.S. federal (and applicable state, local and foreign) income tax purposes.

(j) Without limiting the generality of the foregoing, no changes shall be made (including any changes reflected in the Final Net Working Capital) in any reserve or other account existing as of the date of the most recent balance sheet included in the SpinCo Financial Information or other amount reflected in such balance sheet, except as a result of events occurring after such date and prior to the Distribution Time and, in such event, only in a manner consistent with the past practice of the SpinCo Business using the same accounting principles, practices, policies, procedures and methodologies (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the SpinCo Financial Information. Without limiting the generality of the foregoing, the Estimated Net Working Capital and the Net Working Capital shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; and (ii) be based on facts and circumstances as they exist up to the Distribution Time and shall exclude the effect of any act, decision or event occurring after the Distribution Time (other than the determination of the Final Net Working Capital in accordance with this Section 2.7).

Section 2.8 Payment of Reimbursement Obligations. After the Distribution Time, SpinCo shall pay the Company an amount of cash equal to 100% of the Reimbursement Obligations (such payment to be made promptly and in any event within ten (10) Business Days of delivery by the Company of a written request therefor accompanied by reasonable supporting documentation evidencing such Reimbursement Obligations). Any payment pursuant to this Section 2.8 that is not on account of an advance by the Company to SpinCo prior to the date of any such payment shall be treated as an adjustment to the SpinCo Payment for all U.S. federal (and applicable state, local and foreign) income tax purposes and shall be made in immediately available funds in United States dollars by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

Section 2.9 Wrong Pockets; Mail and Other Communications; Payments.

(a) After the Distribution Time, if either SpinCo or Parent, on the one hand, or the Company, on the other hand, or any of their respective Subsidiaries becomes aware that any of the SpinCo Assets have not been transferred, assigned or conveyed to SpinCo or any of its Subsidiaries or that any of the Excluded Assets have not been retained by or transferred, assigned or conveyed to the Company or any of its Subsidiaries (other than the SpinCo Entities), it will promptly notify the other Party and the Parties will cooperate in good faith to as promptly as reasonably practicable transfer the relevant asset to the appropriate Party at the expense of the Party who would have been responsible for the related expenses if such asset had been transferred at the Distribution Time.

(b) After the Distribution Time, each of the Company, SpinCo and the members of their respective Groups may receive mail, packages, facsimiles, email and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, each of the Company and SpinCo and the members of their respective Groups authorizes the Company and the other members of the Company Group, on the one hand, or SpinCo and the other members of the SpinCo Group, on the other hand, as the case may be, to receive and, if not unambiguously intended for such other Party (or any member of its Group) or any of such other Party’s (or any member of its Group’s) officers or directors, open (acting solely as agent for the other Party), all mail, packages, facsimiles, email and other communications received by it, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, facsimiles, email or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. The provisions of this Section 2.9 are not intended to, and shall not be deemed to, constitute an authorization by any of the Company, SpinCo or the members of their respective Groups to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, email or other communication or the information contained therein.

(c) The Company shall, or shall cause its applicable Subsidiary to, promptly pay or deliver to SpinCo (or its designated Affiliates) any monies or checks that have been sent to or that are received by the Company or any of its Subsidiaries after the Distribution Time, including by or from any customers, suppliers or other commercial counterparties of the SpinCo Business or the SpinCo Group, to the extent that they constitute SpinCo Assets.

(d) SpinCo shall, or shall cause its applicable Affiliate to, promptly pay or deliver to the Company (or its designated Subsidiaries) any monies or checks that have been sent to SpinCo or any of its Affiliates (including the SpinCo Business and the SpinCo Group) after the Distribution Time to the extent that they constitute an Excluded Asset and are the property of the Company or its Subsidiaries hereunder.

Section 2.10 Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP), SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP), AND PARENT UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, NO PARTY TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS

RECEIVABLE, OF ANY PARTY; OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE MERGER AGREEMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, THE MERGER AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THEREBY, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS. TO THE MAXIMUM EXTENT PERMITTED BY LAW, SPINCO HEREBY WAIVES AND DISCLAIMS ANY RIGHTS IT MAY HAVE AGAINST THE COMPANY IN CONNECTION WITH THE TRANSFER OF ANY INTEREST IN ANY REAL PROPERTY PERTAINING TO DISCLOSURE OF RELEASES OR SUSPECTED RELEASES, THE PRESENCE OF HAZARDOUS SUBSTANCES WITHIN ANY BUILDING OR FACILITY OR ENVIRONMENTAL CONDITIONS.

Section 2.11 Termination of Overhead and Shared Services. SpinCo and Parent acknowledge and agree that (a) the SpinCo Business currently receives from the Company and its Subsidiaries certain Overhead and Shared Services, (b) except as expressly provided in any Transaction Document, all Overhead and Shared Services shall cease at the Distribution Time, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Distribution Time, with no further obligation of the Company or any of its Subsidiaries, and (c) from and after the Distribution Time, SpinCo and Parent (and their Affiliates) shall have no rights or Liabilities under any Shared Contracts that are not SpinCo Contracts, except to the extent set forth and in accordance with the terms and conditions of any Transaction Document.

Section 2.12 Certain Intellectual Property Matters.

(a) Following the Distribution Time and except to the extent permitted under the Transitional Trademark License Agreement or any Transaction Document, SpinCo Group shall be permitted to use Company Trademarks for up to one hundred eighty (180) days following the Distribution Time, provided that SpinCo shall, and shall cause the SpinCo Group and each of SpinCo’s other Affiliates to: (i) use commercially reasonable efforts to minimize and eliminate the use of the Company Trademarks as soon as reasonably practicable but in no event later than one hundred eighty (180) days following the Distribution Time, (ii) cease to use any Company Trademark as part of any Internet domain name, (iii) cease to hold itself or themselves out as having any affiliation or association with the Company or any of its Affiliates, and (iv) within one hundred eighty (180) days of the date hereof, complete the removal of the Company Trademarks from all signage, vehicles, properties, stationery, promotional or other marketing materials and other relevant assets. Except to the extent permitted under the Transitional Trademark License Agreement or any Transaction Document, it being understood any use by the SpinCo Group of the Company Trademarks permitted by the foregoing shall be solely in the same manner such Company Trademark were used as of the Distribution Time and solely to the extent necessary in complying with and accomplishing the foregoing.

(b) SpinCo shall be responsible for any and all costs and expenses incurred in assigning, transferring and recording any and all right, title and interest of SpinCo in the Intellectual Property Rights included in the SpinCo Assets, including the filing and recordation of assignment and other instruments in order to evidence the transfer of any Intellectual Property Rights included in the SpinCo Assets.

Section 2.13 Removal of Excluded Assets and SpinCo Assets.

(a) The Company shall, or shall cause one of its Subsidiaries to, remove any Excluded Assets from the SpinCo Real Property within one hundred eighty (180) days following the Distribution Date, unless the Excluded Asset will be used by SpinCo or its Affiliates in connection with any services to be provided under any Transaction Document, in which case, such removal will occur within one hundred eighty (180) days following the termination or expiration of the relevant term of (or relevant service set forth in) the applicable Transaction Document; provided, that, in either case, such one hundred eighty (180) day period may be extended as reasonably necessary as a result of COVID-19 or any COVID-19 Measure. Following the Distribution Time, SpinCo shall provide the Company and its Subsidiaries reasonable access and assistance during normal business hours upon reasonable prior written notice, to permit the removal of such Excluded Assets (including any such Excluded Assets identified after such one hundred eighty (180) day period). Except with respect to claims arising from the gross negligence or willful misconduct of SpinCo or its Affiliates, neither SpinCo nor any of its Affiliates shall have any Liability to the Company or its Subsidiaries in connection with the storage at, or removal from, the SpinCo Real Property of such Excluded Assets.

(b) SpinCo shall, or shall cause its Affiliates to, remove any SpinCo Assets and Separately Conveyed Assets located at any facility of the Company or its Subsidiaries, other than the SpinCo Real Property, within one hundred eighty (180) days following the Distribution Date, unless the SpinCo Asset or Separately Conveyed Assets (including any Delayed Transfer Assets) would reasonably be expected to be used by the Company or its Subsidiaries in connection with any Transaction Document, in which case, such removal will occur within one hundred eighty (180) days following the termination or expiration of the relevant term of (or relevant service set forth in) the applicable Transaction Document; provided, that, in either case, such one hundred eighty (180) day period may be extended as reasonably necessary as a result of COVID-19 or any COVID-19 Measure. Following the Distribution Time, the Company will provide SpinCo reasonable access and assistance during normal business hours upon reasonable prior written notice to permit the removal of such SpinCo Assets and Separately Conveyed Assets (including any such SpinCo Assets or Separately Conveyed Assets identified after such one hundred eighty (180) day period). Except with respect to claims arising from the gross negligence or willful misconduct of the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries shall have any Liability to SpinCo or its Affiliates in connection with the storage at, or removal from, any of the facilities or the Company or its Subsidiaries (other than the SpinCo Real Property) of such SpinCo Assets or Separately Conveyed Assets. Risk of loss with respect to the SpinCo Assets and the Separately Conveyed Assets will pass to SpinCo at the Distribution Time (or such other time as may be set forth in the applicable Separate Conveyancing Instrument).

(c) Upon the removal of assets pursuant to this Section 2.13, the removing Party will, at its sole cost and expense, restore the areas of such facilities in which the removed assets were located (and any other areas of such facilities that were impacted or damaged in connection with such removal) to a broom clean and safe condition, including by (i) safely capping supply and discharge lines (electrical, liquids, gas, etc.) to the logical distribution or junction points and (ii) repairing any damage or holes to concrete, floors, walls or ceilings resulting from the removal of such SpinCo Assets, Separately Conveyed Assets or Excluded Assets, as applicable, therefrom after the Closing Date.

(d) If any SpinCo Technology is not located at, or otherwise in the possession or control of SpinCo or its Affiliates as of the Distribution Date, upon SpinCo’s written request made within twelve (12) months following the Distribution Date, the Company shall, or shall cause one of its Subsidiaries to, deliver such SpinCo Technology to SpinCo or its Affiliates; unless such SpinCo Technology would reasonably be expected to be used by the Company or its Subsidiaries in connection with any Transaction Document, in which case, such removal will occur within one hundred eighty (180) days following the termination or expiration of the relevant term of (or relevant service set forth in) the applicable Transaction Document. Subject to the foregoing, the Company shall deliver the SpinCo Technology to SpinCo or its Affiliates as promptly as reasonably practicable following receipt of such request from SpinCo.

(e) Notwithstanding anything in this Section 2.13, if the storage, use, transfer or removal of any Excluded Asset, Separately Conveyed Asset or SpinCo Asset is otherwise expressly addressed in any Transaction Document, the terms of such Transaction Document will control.

Section 2.14 Real Property Matters(a) .

(a) As promptly as reasonably practicable following the date hereof, and prior to the Distribution Time, Parent and the Company shall negotiate in good faith one or more agreements pursuant to which Company or one of its Subsidiaries shall license to SpinCo for a transition period the real property described in Schedule 2.14 (such agreements, the “Real Estate License Agreements”), in each case on terms consistent with and as close as reasonably possible to the terms set forth in the form of Real Estate License Agreement attached hereto as Exhibit B, subject to such changes as may be required by the Laws, union labor agreements or customary local practice applicable to the real property licensed thereby; provided, that a joint use of such real property is permitted by applicable Law and, in the case of such leased real property, permitted under the terms of the applicable lease agreement. To the extent that applicable Law requires a formal leasing or subleasing arrangement, Parent and the Company shall negotiate in good faith and mutually agree upon a form and format with terms that are as close as reasonably possible, including as to cost, to those set forth in the Real Estate License Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any Real Estate License Agreement would require the Approval of any third party pursuant to its terms or applicable Law, Section 2.1(d) will apply; provided, that if such Approval is not obtained prior to the Distribution Time, the Company will have no further obligation to further pursue such Approval or to grant a Real Estate License Agreement as to that location.

Section 2.15 Bulk Sales. Each of the Company and SpinCo hereby waives compliance by each and every member of the SpinCo Group or the Company Group, respectively, with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the assignment, transfer or conveyance of any or all of the Excluded Assets to any member of the Company Group or the SpinCo Assets to any member of the SpinCo Group.

Section 2.16 Certain Expenses. The Company shall pay, or cause to be paid, to SpinCo the expenses actually incurred by SpinCo or any of its Affiliates set forth in Schedule 2.16, subject to the limitations and other terms and conditions set forth therein. Parent, SpinCo and their Affiliates shall cooperate in good faith in order to agree on the ultimate amount of such expenses and, in connection therewith, Parent shall make its personnel reasonably available to answer questions and provide reasonable supporting documentation with respect to such expenses prior to the Company effecting any payments with respect thereto. For all U.S. federal, and applicable state and local, income tax purposes, all such payments shall be treated as a contribution to the capital of SpinCo made by the Company at the time of the transfer of the SpinCo Assets to SpinCo.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Actions at or Prior to the Distribution Time. Prior to the Distribution Time and subject to the terms and conditions set forth herein, the following shall occur:

(a) Securities Law Matters.

(i) SpinCo shall cooperate with the Company to accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Distribution. The Company shall be permitted to reasonably direct and control the efforts of SpinCo in connection with the Distribution, and SpinCo shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by the Company in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement and the other Transaction Documents.

(ii) SpinCo and the Company, as applicable, shall file the Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. The Company and SpinCo shall prepare and mail or otherwise make available, prior to any Distribution Date, to the holders of Company Common Stock, such information concerning SpinCo, Parent, their respective businesses, operations and management, the Distribution and such other matters as the Company shall reasonably determine and as may be required by Law. The Company and SpinCo will prepare, and SpinCo and the Company, as applicable, will, to the extent required by applicable Law, file with the SEC, any such documentation and any requisite no-action letters which the Company determines are necessary or desirable to effectuate the Distribution, and the Company and SpinCo shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. The Company and SpinCo shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Cash Reduction; Contribution.

(i) Without limiting the requirements of Section 2.6, prior to the Distribution Time, the Company may, and may cause the members of the Company Group and the SpinCo Group to, take such actions as the Company deems advisable to minimize or reduce the amount of cash and cash equivalents remaining in any accounts held by or in the name of a member of the SpinCo Group as of the Distribution Time (the “Available Cash” ). Notwithstanding anything to the contrary, the Available Cash shall not be less than $3,000,000 (the “Minimum Cash Amount”) as of immediately prior to the Distribution Time.

(ii) Prior to the Distribution, in partial consideration for the transfer of the SpinCo Assets to SpinCo in the Contribution, (A) SpinCo shall issue to the Company additional shares of SpinCo Common Stock such that the number of shares of SpinCo Common Stock outstanding as of immediately prior to the Distribution Time shall be equal to the number of shares of SpinCo Common Stock necessary to effect the Distribution, (B) SpinCo (or an Affiliate thereof identified by the Company) shall transfer to the Company cash in an aggregate amount equal to the Basis Amount plus the Estimated Net Working Capital Adjustment (the “SpinCo Payment”), in immediately available funds to one or more accounts designated by the Company, and (C) SpinCo shall issue to the Company the SpinCo Exchange Debt in an amount equal to the Above Basis Amount in accordance with Sections 7.6(k) and (l) of the Merger Agreement.

(iii) Prior to the Contribution, the Company shall deliver to SpinCo a duly executed IRS Form W-9.

(c) Distribution Agent. The Company shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(d) Satisfying Conditions to the Distribution. The Company and SpinCo shall cooperate to cause the conditions to the Distribution set forth in Section 3.2 to be satisfied and to effect the Distribution at the Distribution Time upon such satisfaction (or waiver).

Section 3.2 Conditions Precedent to the Distribution. In no event shall the Distribution (whether effected as a Spin-Off or an Exchange Offer) occur unless each of the following conditions shall have been satisfied or waived by the Company, in whole or in part, in its sole discretion (other than the condition set forth in Section 3.2(a), which prior to the termination of the Merger Agreement may not be waived without Parent’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Reorganization shall have been completed substantially in accordance with the Separation Step Plan (other than those steps that are expressly contemplated to occur at or after the Distribution);

(b) the actions set forth in Section 3.1(b)(ii) shall have been consummated or satisfied;

(c) an independent appraisal firm shall have delivered one or more opinions to the Board of Directors of the Company confirming the solvency of SpinCo and the solvency and surplus of the Company, in each case after giving effect to the consummation of the Financing and/or Permanent Financing and the SpinCo Payment and the consummation of the Distribution (with the terms “solvency” and “surplus” having the meaning ascribed thereto under Delaware Law); and such opinions shall be acceptable to the Company in form and substance in the Company’s sole discretion; and such opinions shall not have been withdrawn, rescinded or modified in any respect adverse to the Company;

(d) The Company shall have received the Distribution Tax Opinions from WLRK and EY, as applicable, to the extent the Distribution Tax Opinions address U.S. federal income or Swiss income tax consequences (provided that the condition in this Section 3.2(d) shall not apply with respect to any Distribution Tax Opinion to the extent that any such matters are addressed by an IRS Ruling or ruling set forth in Schedule 3.2(f));

(e) The Company shall have received the IRS Ruling in form and substance reasonably satisfactory to the Company (provided that such IRS Ruling shall not fail to be satisfactory by reason of such IRS Ruling not containing (i) a Debt Exchange Ruling (as defined in the Merger Agreement) as long as it contains a satisfactory NQPS Ruling (as defined in the Merger Agreement) or (ii) an NQPS Ruling as long as it contains a satisfactory Debt Exchange Ruling), and such IRS Ruling shall continue to be valid and in full force and effect;

(f) The Company shall have received the rulings set forth in Schedule 3.2(f), to the extent such rulings are issued by the Swiss tax authorities, and such rulings shall continue to be valid and in full force and effect;

(g) the conditions set forth in Article VIII of the Merger Agreement having been satisfied or validly waived, including: (i) the satisfaction, or waiver by the Company and Parent, of the conditions set forth in Section 8.1 of the Merger Agreement; (ii) the satisfaction, or waiver by the Company, of the conditions set forth in Section 8.2 of the Merger Agreement; and (iii) the satisfaction, or waiver by Parent, of the conditions set forth in Section 8.3 of the Merger Agreement, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time;

(h) the conditions set forth in Section 2.5 of the Asset Purchase Agreement having been satisfied or validly waived, in each case other than those conditions that, by their nature, are to be satisfied substantially contemporaneously with the Distribution and/or the Merger, provided that such conditions are capable of being satisfied at such time; and

(i) Parent shall have irrevocably confirmed to the Company that each condition in Article VIII of the Merger Agreement to Parent’s obligations to effect the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Distribution, or (iii) subject to applicable Laws, is or has been waived by Parent.

Each of the foregoing conditions is for the sole benefit of the Company and shall not give rise to or create any duty on the part of the Company or its Board of Directors to waive or not to waive any such condition in this Agreement or the Merger Agreement, or in any way limit the Company’s rights of termination set forth in this Agreement or the Merger Agreement, provided, however, that the foregoing shall not limit the Parties’ rights under the Merger Agreement.

Section 3.3 The Distribution.

(a) The Company may elect, in its sole discretion, to effect the Distribution in the form of (i) a Spin-Off, (ii) an Exchange Offer (including any Clean-Up Spin-Off) or (iii) a combination of a Spin-Off and an Exchange Offer (with or without a Clean-Up Spin-Off); provided that (A) the economic value of the Merger to each of the Company and Parent is preserved, (B) the Exchange Offer (including any Clean-Up Spin-Off) does not create any material, unreimbursed and adverse Tax consequence to Parent and (C) the Exchange Offer (including any Clean-Up Spin-Off) would, subject to the satisfaction or waiver of the applicable conditions to the Distribution and Merger, be completed in a manner so that the Distribution and the Merger would occur prior to the Outside Date.

(b) If the Company elects to effect the Distribution in whole or in part in the form of a Spin-Off (including if there is any Clean-Up Spin-Off), then the Board of Directors of the Company, in accordance with applicable Law, shall establish (or designate Persons to establish) a Record Date and the Distribution Date, and the Company shall establish appropriate procedures in connection with, and to effectuate in accordance with applicable Law, the Distribution. All shares of SpinCo Common Stock held by the Company on the Distribution Date shall be distributed to the holders of record of Company Common Stock in the manner determined by the Company and in accordance with Section 3.3(f). To the extent the Distribution includes a Spin-Off, subject to the terms thereof, in accordance with Section 3.3(f), each holder of Company Common Stock on the Record Date shall be entitled to receive for each share of Company Common Stock held by such holder on the Record Date a number of shares of SpinCo Common Stock equal to (i) the total number of shares of SpinCo Common Stock held by the Company on the Distribution Date (taking into account the shares of SpinCo Common Stock to be distributed through an Exchange Offer, if applicable), multiplied by (ii) a fraction, the numerator of which is the number of shares of Company Common Stock held by such holder on the Record Date and the denominator of which is the total number of shares of Company Common Stock outstanding on the Record Date.

(c) To the extent any of the Distribution is effected as an Exchange Offer, the Company shall determine, in its sole discretion, the terms of such Exchange Offer, including the number of shares of SpinCo Common Stock that will be offered for each validly tendered share of Company Common Stock, the period during which such Exchange Offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with the terms of the Merger Agreement and all securities Law requirements applicable to such Exchange Offer. In the event that the Company’s stockholders subscribe for less than all of the SpinCo Common Stock in the Exchange Offer, all shares of SpinCo Common Stock held by the Company that are not exchanged pursuant to the Exchange Offer will be distributed as a dividend to the Company’s stockholders on a pro rata basis on the Distribution Date and immediately following the consummation of the Exchange Offer (the “Clean-Up Spin-Off”), so that the Company will have distributed all of the shares of SpinCo Common Stock to the Company’s stockholders. To the extent the Distribution is effected as an Exchange Offer, subject to the terms thereof, in accordance with Section 3.3(f), each Company stockholder may elect in the Exchange Offer to exchange a number of shares of Company Common Stock held by such Company stockholder for shares of SpinCo Common Stock. The terms and conditions of any Clean-Up Spin-Off will be as determined by the Company, subject to the provisions of Section 3.3(b), mutatis mutandis.

(d) None of the Parties, nor any of their Affiliates shall be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) The Company, SpinCo, the Distribution Agent, or any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local, foreign or other Tax Law. Any deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(f) Upon the consummation of the Spin-Off or the Exchange Offer, the Company shall deliver to the Distribution Agent, a global certificate or book-entry authorization representing the SpinCo Common Stock being distributed in the Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Company’s stockholders that are entitled thereto. Upon a Clean-Up Spin-Off, if any, the Company shall deliver to the Distribution Agent an additional global certificate or book-entry authorization representing the SpinCo Common Stock being distributed in the Clean-Up Spin-Off for the account of the Company’s stockholders that are entitled thereto. The Distribution Agent shall hold such shares for the account of the Company’s stockholders pending the Merger, as provided in Section 3.2 of the Merger Agreement. Immediately after the Distribution Time and prior to the Effective Time, the shares of SpinCo Common Stock shall not be transferable and the transfer agent for the SpinCo Common Stock shall not transfer any shares of SpinCo Common Stock. The Distribution shall be deemed to be effective upon written authorization from the Company to the Distribution Agent to proceed.

Section 3.4 Authorization of SpinCo Common Stock to Accomplish the Distribution. Prior to the Distribution, the Company and SpinCo shall take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of SpinCo with the Secretary of State of the State of Delaware, to increase the number of authorized shares of SpinCo Common Stock and make such other amendments as may be necessary or advisable in order to cause there to be issued and outstanding the number of shares of SpinCo Common Stock necessary to effect the Distribution.

ARTICLE IV

ACCESS TO INFORMATION

Section 4.1 Delivery of SpinCo Business Records. Prior to the Distribution Time, the Company and Parent shall work together in good faith to determine procedures for the delivery by the Company to SpinCo of a copy of the SpinCo Business Records following the Distribution Time (the “Agreed Procedures”); provided that, unless otherwise mutually agreed by the Parties, the Company will only be required to provide SpinCo Business Records in accordance with Schedule 4.1. Following the Distribution Time, the Company shall, and shall cause its Subsidiaries to, deliver the SpinCo Business Records in accordance with the Agreed Procedures. The Company will only be required to deliver SpinCo Business Records as contemplated by this Section 4.1. The Company shall have the right to retain, following the Distribution Time, copies of any SpinCo Business Records that the Company in good faith determines it or any of its Subsidiaries is reasonably likely to need access for bona fide business or legal purposes; provided, that, with respect to such copies, the Company shall treat them in a manner consistent with the policies and procedures of the Company applicable to its own Books and Records.

Section 4.2 Access to SpinCo Business Records.

(a) From and after the Distribution Date for a period consistent with such Party’s bona fide record retention policies, each of SpinCo and the Company, on behalf of its respective Group, will (i) use commercially reasonable efforts to maintain the SpinCo Business Records in accordance with such Party’s bona fide record retention policies and (ii) provide the other Party and its Representatives reasonable access to the SpinCo Business Records relating to periods prior to the Closing for any reasonable purpose; provided, that, except as provided otherwise in the Transition Services Agreement or any other Transaction Document, neither Party shall be required to provide the requesting Party with direct access to any of such Party’s information technology systems to review any SpinCo Business Records. All access to SpinCo Business Records, personnel and assistance provided pursuant to this Section 4.2 following the Distribution Date will be (x) conducted during normal business hours upon reasonable advance notice to the Party providing access, (y) conducted in such a manner as not to interfere unreasonably with the normal operations of the businesses of the Party and its Affiliates providing access, and (z) conducted at the accessing Party’s sole cost and expense (which cost and expense shall be reasonable, and shall include for this purpose a reasonable allocation for the time used by employees of the Party provided access). The Party providing access will have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 4.2.

(b) Without limiting the generality of the foregoing, until the second (2nd) Company fiscal year-end occurring after the Distribution Date, each of the Company and SpinCo shall use its commercially reasonable efforts to cooperate with the other’s Books and Records requests to enable (i) the Company or Parent, as applicable, to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and (ii) the Company’s or Parent’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

(c) Nothing in this Section 4.2 shall apply to (i) the provision of any SpinCo Business Records to the extent relating to Tax matters (which shall be governed by the Tax Matters Agreement) or (ii) the delivery of copies of SpinCo Business Records following the Distribution Time (which shall be governed by Section 4.1).

Section 4.3 Scope of Delivery and Access.

(a) The Company and its Subsidiaries shall be permitted to redact any portion of the SpinCo Business Records that does not relate to the SpinCo Business.

(b) Neither the Company nor SpinCo will be required to provide any SpinCo Business Records or other information to the extent doing so would, in such Party’s reasonable discretion, (i) jeopardize the attorney-client privilege or similar immunity or protection, (ii) conflict with any Law, Order, Contract, Consent, privacy policy or other obligation of confidentiality, or (iii) result in the disclosure of competitively sensitive information; provided, that the applicable Party shall use its reasonable best efforts to permit the provision of such access or information in a manner that avoids any such detriment or consequence.

(c) If the Company, on the one hand, and SpinCo or Parent, on the other hand, are in an adversarial relationship in any Action, the furnishing of information, documents or records in connection with such Action will be subject to any applicable rules relating to discovery and not this Article IV.

(d) The parties shall negotiate in good faith and, as promptly as practicable after the date hereof (and in any event within twenty (20) Business Days of the date hereof), enter into, an agreement with respect to the treatment of certain data and other information in accordance with applicable privacy Laws that may be provided pursuant to Section 4.1 and Section 4.2 (the “Integration Data Disclosure Agreement”). In addition to any other rights and obligations set forth in the Merger Agreement, this Agreement and the other Transaction Documents, the Integration Data Disclosure Agreement and Confidentiality Agreement, as applicable, will apply with respect to the transfer and protection of any information pursuant to Section 4.1 and Section 4.2.

Section 4.4 Other Agreements Providing for Exchange of Books and Records. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Books and Records set forth in the Merger Agreement or any Transaction Document. Notwithstanding anything in this Article IV to the contrary, the Tax Matters Agreement will exclusively govern the retention of Tax related records and the exchange of Tax-related information.

Section 4.5 Production of Witnesses and Records in Connection with an Action.

(a) Notwithstanding anything to the contrary in this Article IV, from and after the Distribution Time, except in the case of an adversarial Action by SpinCo or Parent (or any member of their respective Groups) against the Company or a member of the Company Group, or vice versa, each Party shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees and other Representatives of the members of its respective Group as witnesses, and any Books and Records or other information within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees and other Representatives) or Books and Records or other information may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought under this Agreement. The requesting Party shall bear all out-of-pocket costs and expenses in connection therewith.

(b) The obligation of the Parties to provide witnesses pursuant to this Section 4.5 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict, except in the case of an adversarial Action between the Company, on the one hand, and Parent or SpinCo, on the other hand.

(c) In connection with any matter contemplated by this Section 4.5, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

(d) For the avoidance of doubt, the provisions of this Section 4.5 are in furtherance of the provisions of Section 4.1 and Section 4.2 and shall not be deemed to limit the Parties’ rights and obligations under Section 4.1 and Section 4.2.

Section 4.6 Technology Transfer. Prior to the Distribution Time, the Company and Parent shall work together in good faith to determine procedures (the “Technology Transfer Procedures”) for the delivery to SpinCo of any SpinCo Technology not at the SpinCo Real Property or any Company Manufacturing Facility and to transfer the knowledge and know-how associated with such SpinCo Technology to SpinCo so as to permit SpinCo to use such SpinCo Technology in substantially the same manner as used by the Company as of the Distribution Date (subject to any limitations set forth herein or in the Transaction Documents, including in the Intellectual Property Cross License Agreement) following the Distribution Time (the “Technology Transfer”). Following the Distribution Time, the Company shall, and shall cause its Subsidiaries to, perform the Technology Transfer in accordance with Technology Transfer Procedures and subject to SpinCo’s cooperation.

Section 4.7 Counsel; Privileges; Legal Materials.

(a) In-house lawyers employed by the Company and its Subsidiaries prior to the Distribution Time (“Existing Company Counsel”) have provided legal services to and jointly represented the Company and its Subsidiaries, including members of the Company Group and the SpinCo Group. From and after the Distribution Time, the Existing Company Counsel will remain employees of one or more members of the Company Group and provide legal services to and represent only the Company Group (“Company Counsel”). From and after the Distribution Time, the Company Counsel will represent only the Company Group, and will, subject to rules of professional responsibility respecting obligations to former clients, owe a duty of loyalty and other professional obligations only to the Company Group. The Company and SpinCo have previously been jointly represented by the Existing Company Counsel in various legal matters of common interest. This joint representation included in its scope all matters prior to the Distribution Time in which a Party or another member of its Group was represented by any of the Existing Company Counsel.

(b) The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any Books and Records or other information concerning general business matters related to the SpinCo Business and members of the SpinCo Group prior to the Distribution (excluding any Books and Records concerning any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or in lieu of any of the foregoing) (collectively, “General SpinCo Business Information”) shall be subject to a joint privilege and protection between the Company, on the one hand, and the members of the SpinCo Group, on the other hand. The Company and the members of the SpinCo Group shall have equal right and obligation to assert such joint privilege and protection, and no such joint privilege or protection may be waived by (i) the Company without the prior written consent of SpinCo or (ii) by any member of the SpinCo Group without the prior written consent of the Company; provided, however, that any such privileged communications or attorney-work product, whether arising prior to or after the Distribution Date, with respect to any matter for which a Party has an indemnification obligation hereunder, shall be subject to the sole control of such Party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such communications or work product is in the possession of or under the control of such Party.

(c) The Parties acknowledge and agree that all attorney-client privilege, attorney work-product protection and expectation of client confidentiality with respect to any Books and Records concerning any proposed sale, spin-off or other disposition of the SpinCo Business or the preparation, negotiation or execution of this Agreement, the Merger Agreement or any other Transaction Document or any other transaction including or regarding the SpinCo Business in lieu of any of the foregoing, shall in each case be retained and controlled only by the Company and may be waived only by the Company. SpinCo acknowledges and agrees, on behalf of itself and each member of the SpinCo Group, that (i) the foregoing attorney-client privilege, attorney work-product protection and expectation of client confidentiality shall not be controlled, owned, used, waived or claimed by any member of the SpinCo Group at any time after the Distribution Time; and (ii) in the event of a dispute between any member of the SpinCo Group and a third party or any other circumstance in which a third party requests or demands that any member of the SpinCo Group produce privileged materials or attorney work-product of any member of the Company Group (including the privileged communications and attorney work-product covered by this Section 4.7), SpinCo shall cause such member of the SpinCo Group to assert such privilege or protection on behalf of the applicable member of the Company Group to prevent disclosure of privileged communications or attorney work-product to such third party.

(d) The Parties agree that the Reorganization and Distribution shall not waive or affect any applicable privileges, including the attorney-client privilege, the attorney work product doctrine, the common interest privilege and the joint-client/joint representation privilege. No Party may waive any privilege that could be asserted under any applicable Law and in which the other Party has joint privilege, without the prior written consent of the other Party. If any dispute arises between the Company and SpinCo, or any members of their respective Groups, regarding whether joint privilege should be waived, each Party (i) shall negotiate with the other Party in good faith and (ii) shall endeavor to minimize any prejudice to the rights of the other Party. For the avoidance of doubt, each Party shall be permitted to withhold its consent to the waiver of a privilege for the purpose of protecting its own legitimate interests.

(e) Notwithstanding Section 4.7(b), the Parties acknowledge and agree that, as between the Company Group and the SpinCo Group (as constituted as of immediately before the Distribution) each of Wachtell, Lipton, Rosen & Katz, Freshfields Bruckhaus Deringer and Miller Johnson (collectively, “Existing Company Outside Counsel”) and Existing Company Counsel represented, for times prior to the Distribution, only the Company and not any member of the SpinCo Group. Notwithstanding Section 4.7(b), the Parties acknowledge and agree that (i) any advice given by or communications with Counsel prior to the Distribution shall not be subject to any joint privilege and shall be owned solely by the Company, (ii) any advice given by or communications with Counsel (to the extent (A) it relates to any proposed sale, spin-off or other disposition of the SpinCo Business or any other transaction contemplated by this Agreement, the Merger Agreement or any other Transaction Document or (B) it concerns matters (other than general business matters) related to the SpinCo Business and members of the SpinCo Group prior to the Distribution) shall not be subject to any joint privilege and shall be owned solely by the Company, and (iii) no member of the SpinCo Group (as of immediately before the Distribution) has the status of a client of Counsel as a result of advice given by or communications with Counsel prior to the Distribution, for conflict of interest or any other purposes. The Company and SpinCo (for itself and on behalf of each member of the SpinCo Group and, after the Effective Time, Parent and each Subsidiary of Parent) hereby agree that, in the event that any dispute, or any other matter in which the interests of the Company, its Affiliates and its direct and indirect equityholders, on the one hand, and the SpinCo Group or, after the Effective Time, the Parent Group, on the other hand, are adverse, arises after the Effective Time between the SpinCo Group or, after the Effective Time, the Parent Group, on the one hand, and the Company, its Affiliates and its direct and indirect equityholders, on the other hand, the applicable Existing Company Outside Counsel may represent the Company, its Affiliates and its direct and indirect equityholders in such dispute, even though the interests of the Company, its Affiliates and its direct and indirect equityholders may be directly adverse to one or more members of the SpinCo Group or, after the Effective Time, the Parent Group, unless the applicable Existing Company Outside Counsel formerly represented one or more of members of the SpinCo Group in any matter substantially related to such dispute.

(f) In furtherance of the Parties’ agreement under this Section 4.7, the Company and SpinCo shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by executing joint defense and common interest agreements where necessary or useful for this purpose.

(g) The transfer of all Books and Records pursuant to this Agreement is made in reliance on the agreement of the Company and SpinCo set forth in this Section 4.7 and in Section 7.2 to maintain the confidentiality of privileged Books and Records and to assert and maintain all applicable privileges. The Parties agree that their respective rights to any access to Books and Records, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement and the transfer of privileged Books and Records between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE V

RELEASES

Section 5.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, any other Transaction Document or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, SpinCo and Parent do hereby, in each case for itself and each other member of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), remise, release and forever discharge the Company and the other members of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “Company Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution, the SpinCo Financing Arrangements, the Merger and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that SpinCo and each member of the SpinCo Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, SpinCo hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Company Released Persons from the Liabilities described in the first sentence of this Section 5.1(a).

(b) Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, any other Transaction Document or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to Article VI, effective as of the Distribution Time, the Company does hereby, for itself and each other member of the Company Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the Company Group (in each case, in their respective capacities as such), remise, release and forever discharge SpinCo, the respective members of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Time have been stockholders, members, partners, directors, managers, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “SpinCo Released Persons”), from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, to the extent existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed, in each case, at or prior to the Distribution Time, including in connection with the transactions and all other activities to implement the Reorganization, the Distribution and any of the other transactions contemplated by this Agreement, the other Transaction Documents or the Merger Agreement. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that the Company and each member of the Company Group, and their respective Affiliates, successors and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, the Company hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the SpinCo Released Persons from the Liabilities described in the first sentence of this Section 5.1(b).

(c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall impair or otherwise impact any right of any Party, and as applicable, any member of such Party’s Group, to enforce this Agreement, any other Transaction Document, the Merger Agreement or any Contracts that are specified in Section 2.6(a), in each case in accordance with its terms. Nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:

(i) any Liability provided in or resulting from (A) any Transaction Document, (B) the Merger Agreement or (C) any Contract among any members of the Company Group or the SpinCo Group that is specified in Section 2.6 as not terminating as of the Distribution Time or any other Liability specified in Section 2.6 as not terminating as of the Distribution Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement, any other Transaction Document or the Merger Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any Contract that is entered into after the Distribution Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of the other Party’s Group), on the other hand;

(vi) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Article VI and, if applicable, the appropriate provisions of the other Transaction Documents or the Merger Agreement; or

(vii) any Liability the release of which would result in the release of any Person other than the Persons released pursuant to Section 5.1(a) and Section 5.1(b).

In addition, nothing contained in Section 5.1(a) shall release: (A) the Company from indemnifying any director, officer or employee of the SpinCo Group who was a director, officer or employee of the Company or any of its Affiliates at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the Company Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a SpinCo Liability, SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI; and (B) SpinCo from indemnifying any director, officer or employee of the Company Group who was a director, officer or employee of the Company or any of its Affiliates at or prior to the Distribution Time, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the SpinCo Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is an Excluded Liability, the Company shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in Article VI.

(d) SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any member of the Company Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). The Company shall not make, and shall not permit any member of the Company Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any member of the SpinCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(e) It is the intent of each of the Company and SpinCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed prior to the Distribution Time, between or among SpinCo or any member of the SpinCo Group, on the one hand, and the Company or any member of the Company Group, on the other hand, except as expressly set forth in Section 5.1(c). From and after the Distribution Time, each Party shall cause each member of its respective Group to execute and deliver releases reflecting such provisions at the request of the other Party.

ARTICLE VI

INDEMNIFICATION, GUARANTEES AND LITIGATION

Section 6.1 General Indemnification by SpinCo. SpinCo shall indemnify, defend and hold harmless each member of the Company Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnified Parties”), from and against any and all Liabilities of the Company Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “SpinCo Indemnification Obligations”):

(a) any SpinCo Liability;

(b) the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Distribution Time;

(c) except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the Company Group for the benefit of any member of the SpinCo Group that survives the Distribution Time;

(d) any breach by any member of the SpinCo Group of this Agreement or any of the other Transaction Documents after the Distribution Time (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement); and

(e) any Liabilities arising out of claims made by the securityholders or lenders of a Party or any of their Affiliates to the extent relating to the use of any information provided by or on behalf of Parent in writing prior to the Distribution Time in connection with the Financing or the Permanent Financing.

Section 6.2 General Indemnification by the Company. The Company shall indemnify, defend and hold harmless each member of the SpinCo Group and Parent (after the Distribution Time), each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”), from and against any and all Liabilities of the SpinCo Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication) (collectively, the “Company Indemnification Obligations”):

(a) any Excluded Liability;

(b) the failure of the Company or any other member of the Company Group or any other Person to pay, perform or otherwise promptly discharge any Excluded Liabilities, whether prior to, at or after the Distribution Time;

(c) except to the extent it relates to a SpinCo Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the SpinCo Group for the benefit of any member of the Company Group that survives the Distribution Time;

(d) any breach by any member of the Company Group of this Agreement or any of the other Transaction Documents after the Distribution Time (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement);

(e) the reasonable costs and expenses incurred by the SpinCo Group directly arising from the SpinCo Group’s satisfaction in the ordinary course of business, consistent with past practice of the SpinCo Business prior to the Distribution Time, of the Post-Closing Performance Obligations, as reasonably set forth in writing to the Company; and

(f) Liabilities arising out of claims made by the securityholders or lenders of a Party or any of their Affiliates to the extent relating to the use of any information provided by or on behalf of the Company, SpinCo, or any of their Subsidiaries in writing prior to the Distribution Time in connection with the Financing or the Permanent Financing.

Section 6.3 Contribution. If the indemnification otherwise provided for in Section 6.1 or Section 6.2 with respect to Liabilities incurred under any securities Laws, is as a matter of applicable Law unavailable to or insufficient to hold harmless an Indemnified Party in respect of such Liabilities for which they would otherwise be indemnified hereunder, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party in respect of such non-indemnified Liabilities in proportion to the relative fault and benefit of the Indemnifying Party and the Indemnified Party.

Section 6.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which the Company, or SpinCo, as applicable (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution under this Article VI (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds in respect of such Liability, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds or other indemnification, contribution or similar payments to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party’s ability or inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

(c) Notwithstanding anything herein to the contrary, the Company shall not be required to indemnify any SpinCo Indemnified Party for any Liability pursuant to Section 6.2 if and to the extent such Liability was reflected in the calculation of the Final Net Working Capital.

Section 6.5 Certain Matters Relating to Indemnification of Third-Party Claims.

(a) Notice of Third-Party Claim. If an Indemnified Party receives written notice that a Person that is not a member of the Company Group or the SpinCo Group has asserted any claim or commenced any Action (collectively, a “Third-Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 6.1 or Section 6.2, or any other Section of this Agreement or any other Transaction Document (other than any

Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement), the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days) after becoming aware of the Third-Party Claim. Such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 6.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 6.5(a).

(b) Subrogation. To the extent an indemnification or contribution payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any right, defense or claim which such Indemnified Party may have relating to such Third-Party Claim. Subject to Section 6.9, such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 6.6 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such payment (including where reasonably practicable an itemization of costs and expenses, attorney invoices and supporting documentation from other vendors in the form reviewed by the Indemnified Party, and any applicable orders, judgments or settlement agreements). The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party or (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution under this Agreement.

(b) Any claim for indemnification under this Article VI other than in respect of a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party; provided, that, the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party has been actually prejudiced. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility for such indemnification obligation. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such Indemnified Party pursuant to this Agreement and the other Transaction Documents (as applicable) (other than any Transaction Document that expressly contains indemnification provisions, which shall be subject to the indemnification provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement), without prejudice to its continuing rights to pursue indemnification or contribution under this Agreement.

(c) The provisions of this Article VI (other than this Section 6.6(c)) shall not apply with respect to Taxes and Tax matters (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement).

(d) Each Indemnified Party will (and will cause its Affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate and minimize any Losses subject to indemnification pursuant to this Article VI promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses.

Section 6.7 Exclusive Remedy. The indemnification provisions of this Article VI shall be the sole and exclusive remedy of an Indemnified Party for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than any Transaction Document that expressly contains indemnification, damages or remedy provisions, which Transaction Documents shall be subject to the indemnification, damages or remedy provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement) or the transactions contemplated hereby or thereby. In furtherance of the foregoing, each of the Parties hereby waives, for itself and its respective Affiliates, successors and assigns, to the fullest extent permitted under applicable Law, any and all rights, claims or remedies such Person may have against the other Party and its Affiliates, successors and assigns for any monetary or compensatory damages or losses for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document (other than any Transaction Document that expressly contains indemnification, damages or remedy provisions, which Transaction Documents shall be subject to the indemnification, damages or remedy provisions contained in such Transaction Document to the extent in conflict with the terms of this Agreement) or the transactions contemplated hereby or thereby, other than the right to seek indemnity pursuant to this Article VI. For the avoidance of doubt, the foregoing does not affect (a) a Party’s right to seek specific performance under this Agreement as provided in Section 9.10 or to seek resolution of any disputes regarding indemnification hereunder as provided in Article VIII, (b) a Party’s right to exercise all of their rights and seek all damages available to them under Law in the event of claims or causes of action arising from Fraud and (c) any Transaction Document that expressly contains indemnification, damages or remedy provisions, which shall be subject to the indemnification, damages or remedy provisions contained therein and not this Article VI. For the avoidance of doubt, the provisions of this Section 6.7 are not intended to, and will not be deemed to, alter or supersede the indemnification, damages or remedy provisions contained in any of the Transition Services Agreement, the Transition Contract Manufacturing Agreement or the Transition Distribution Services Agreement.

Section 6.8 Survival of Indemnities. The rights and obligations of each of the Company and SpinCo and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

Section 6.9 Management of Actions. This Section 6.9 shall govern the direction of pending and future Actions in which members of the SpinCo Group or the Company Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless expressly set forth in this Section 6.9.

(a) Management of SpinCo Controlled Actions. From and after the Distribution Time, the SpinCo Group shall direct the defense or prosecution of any Actions that constitute only SpinCo Liabilities, SpinCo Assets or Separately Conveyed Assets (“SpinCo Controlled Actions”). If an Action that constitutes solely a SpinCo Liability, a SpinCo Asset or a Separately Conveyed Asset is commenced after the Distribution Time naming a member of the Company Group as a party thereto, then SpinCo shall use its commercially reasonable efforts to cause such member of the Company Group to be removed as a party to such Action. Neither the Company, on the one hand, or SpinCo or Parent, on the other hand, shall add the other to any Action pending as of the Distribution Time without the prior written consent of such other Party.

(b) Management of Company Controlled Actions. From and after the Distribution Time, the Company Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule 6.9(b) and (ii) any other Actions that constitute only Excluded Liabilities or Excluded Assets (“Company Controlled Actions”). If an Action that constitutes solely an Excluded Liability or an Excluded Asset is commenced after the Distribution Time naming a member of the SpinCo Group as a party thereto, then the Company shall use its commercially reasonable efforts to cause such member of the SpinCo Group to be removed as a party to such Action.

(c) Management of Actions Naming Both SpinCo and the Company. From and after the Distribution Time, in the event that one or more member(s) of the SpinCo Group and one or more member(s) of the Company Group is named in an Action that is neither a SpinCo Controlled Action nor a Company Controlled Action (a “Separate Action”), each of SpinCo and the Company shall be entitled to assume their own defense and select counsel of their own choosing to defend their respective interests in such Separate Action. SpinCo and the Company shall consult in good faith with each other regarding the management of the defense of each Separate Action.

(d) Management of Mixed Actions. From and after the Distribution Time, any Action that constitutes both a SpinCo Liability, a SpinCo Asset or a Separately Conveyed Asset, on the one hand, and an Excluded Liability or an Excluded Asset, on the other hand and that do not constitute a SpinCo Controlled Action, Company Controlled Action or a Separate Action (clauses (i) and (ii), “Mixed Action”) shall be managed by the Party with the greater financial exposure with respect thereto (taking into account the provisions of this Article VI), as determined in good faith by the Company and SpinCo; provided that any outside counsel employed by a Party managing the Action with respect thereto shall be subject to the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that if the Action involves the pursuit of any criminal sanctions or penalties or seeks equitable or injunctive relief against any Party or Subsidiary of a Party, that Party shall be entitled to control the defense of the claim against such Party. The Company and SpinCo shall reasonably cooperate and consult with each other, and to the extent necessary or advisable, maintain a joint defense in a manner that would preserve for the Company and SpinCo and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to Mixed Actions. The Party managing such Mixed Action shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any Mixed Action and provide copies of any material document, notices or other materials related to such Mixed Action; provided that the failure to provide any such information shall not be a basis for liability of a Party managing such Mixed Action except and solely to the extent the other Party shall have been actually prejudiced thereby. Notwithstanding anything to the contrary herein, the Company and SpinCo may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Company and SpinCo) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Company and SpinCo shall share discovery and other joint litigation costs in proportion to their respective expected financial exposure (in the case of Actions that constitute both a SpinCo Liability and an Excluded Liability) or respective expected financial recovery (in the case of Actions that constitute both a SpinCo Asset or a Separately Conveyed Asset, on the one hand, and an Excluded Asset, on the other hand). In any Mixed Action, each of the Company and SpinCo may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the Company Business or the SpinCo Business, respectively; provided that each Party shall in good faith make all reasonable efforts to avoid adverse effects on the other Party. Notwithstanding anything to the contrary herein, (A) if a judgment is obtained with respect to a Mixed Action, the Company and SpinCo shall endeavor in good faith to allocate the Liabilities in respect of such judgment between them based on the proportion of such Liabilities attributable to the Company Business and the SpinCo Business; and (B) if a recovery is obtained with respect to a Mixed Action, the Company and SpinCo shall endeavor in good faith to allocate the Assets in respect of such recovery between them based on their respective injuries. A Party that is not named as a defendant in a Mixed Action may elect to become a party to such Mixed Action, and the Party named in such Mixed Action shall reasonably cooperate to have such first Party named in such Mixed Action.

(e) Delegation of Rights of Recovery. To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

Section 6.10 Settlement of Actions. No Party managing an Action pursuant to Section 6.9 shall settle or compromise such Action (other than the Company with respect to Company Controlled Actions and SpinCo with respect to SpinCo Controlled Actions) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed), except that if the Party managing the Action is indemnifying the other Party, such managing Party may nevertheless settle such Action without such consent, unless such settlement or compromise would (i) result in any non-monetary remedy or relief being imposed upon any member of the other Party’s Group or (ii) contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the other Party’s Group or any of its Affiliates. No settlement or compromise in respect of any Action shall be made or consented to by any Party not managing an Action pursuant to Section 6.9 without the express written consent of the Party managing such Action.

Section 6.11 Limitation on Certain Damages. Notwithstanding anything to the contrary in this Agreement, and except to the extent such Losses are found by a court of competent jurisdiction to be owned to an unaffiliated third party in connection with a Third-Party Claim, no Party nor its Affiliates shall be liable under this Agreement or any other Transaction Document (except as expressly provided in any such other Transaction Document) to the other Party for any Losses that are punitive, incidental, consequential, special, indirect, exemplary, remote, speculative or similar damages (including loss of future profits, revenue or income, loss of business reputation or opportunity, diminution in value and any damages based on any type of multiple), whether or not advised of the possibility of such damages and whether or not such damages are reasonably foreseeable. For the avoidance of doubt, the provisions of this Section 6.11 do not apply to the Transition Services Agreement, the Transition Contract Manufacturing Agreement or the Transition Distribution Services Agreement, each of which shall be subject to the indemnification, damages and remedies provisions contained therein.

ARTICLE VII

OTHER AGREEMENTS

Section 7.1 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries to use) commercially reasonable efforts, prior to, at and following the Distribution Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things, reasonably necessary on its part under applicable Law or Contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.2 Confidentiality.

(a) From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, the Company shall not, and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives, including attorneys, advisors and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose to any Person, other than Representatives of the Company or its Affiliates who reasonably need to know such information in providing services to any member of the Company Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any SpinCo Confidential Information. If any disclosures are made in connection with providing services to any member of the Company Group under this Agreement, any other Transaction Document or the Merger Agreement, then the SpinCo Confidential Information so disclosed shall be used only as required to perform the services. The Company shall use the same degree of care to prevent the unauthorized use or disclosure of the SpinCo Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(a), any Books and Records to the extent relating to the SpinCo Business, furnished to or otherwise in the possession of any member of the Company Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and the portion of any notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company, any member of the Company Group or their respective officers, directors and Affiliates, to the extent they contain or otherwise reflect such Books and Records, is hereinafter referred to as “SpinCo Confidential Information.” SpinCo Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Books and Records or other information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Company Group not otherwise permissible under this Agreement, (ii) becomes available to the Company after the Distribution Time from a source other than SpinCo or its Affiliates, provided that such source was not known by the Company to be bound by a contractual, legal or fiduciary obligation of confidentiality to SpinCo or any member of the SpinCo Group with respect to such Books and Records or other information, or (iii) is developed independently by a member of the Company Group without use or reference to the SpinCo Confidential Information.

(b) From and after the Distribution Time, subject to Section 7.2(c) and except as contemplated by this Agreement, any other Transaction Document or the Merger Agreement, SpinCo shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, disclose to any Person, other than Representatives of SpinCo or its Affiliates who reasonably need to know such information in providing services to any member of the SpinCo Group, or use or otherwise exploit for its own benefit or for the benefit of any third Person, any Company Confidential Information. If any disclosures are made in connection with providing services to any member of the SpinCo Group under this Agreement, any other Transaction Document or the Merger Agreement, then the Company Confidential Information so disclosed shall be used only as required to perform the services. SpinCo shall use the same degree of care to prevent the unauthorized use or disclosure of the Company Confidential Information by any of its Representatives as it currently uses for its own confidential information, but in no event less than a reasonable standard of care. For purposes of this Section 7.2(a), any Books and Records to the extent relating to the Company Business, furnished to or otherwise in the possession of any member of the SpinCo Group as a result of or in connection with the Reorganization or Distribution or the performance of any Transaction Document or the Merger Agreement, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by SpinCo, any member of the SpinCo Group or their respective officers, directors and Affiliates, to the extent they contain or otherwise reflect such Books and Records, is hereinafter referred to as “Company Confidential Information.” Company Confidential Information does not include, and there shall be no obligation under this Agreement with respect to, Books and Records that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the SpinCo Group not otherwise permissible under this Agreement, (ii) becomes available to SpinCo after the Distribution Time from a source other than the Company or its Affiliates; provided that such source was not known by SpinCo to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company or any member of the Company Group with respect to such Books and Records, or (iii) is developed independently by a member of the SpinCo Group without use or reference to the Company Confidential Information.

(c) If a member of the Company Group, on the one hand, or a member of the SpinCo Group, on the other hand, is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or applicable Law to disclose or provide any SpinCo Confidential Information or Company Confidential Information (other than with respect to any such Books and Records furnished pursuant to the provisions of Article IV), as applicable, the Person receiving such request or demand shall use commercially reasonable efforts to provide the other Party with written notice of such request or demand as promptly as practicable so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand shall take, and cause its Representatives to take, at the requesting Party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or Company Confidential Information, as the case may be, to the extent required by such Governmental Authority or applicable Law (as so advised by counsel).

(d) Notwithstanding anything in this Section 7.2, to the extent that the treatment, maintenance, use, non-use, license, disclosure or non-disclosure of any SpinCo Confidential Information or Company Confidential Information is expressly addressed in any Transaction Document, the applicable terms of such Transaction Document will control in such situations. Each Party further acknowledges and agrees that, notwithstanding anything in this Section 7.2 to the contrary, (i) Representatives of the Company and its Subsidiaries may retain certain residual knowledge of the SpinCo Confidential Information, and (ii) Transferred Employees and contractors may retain certain residual knowledge of the Company Confidential Information, in each case that are or may be indistinguishable from generalized industry knowledge and, accordingly, each Party acknowledges and agrees that nothing herein shall prohibit any Party (or its Affiliates) from using or otherwise exploiting for its own benefit or for the benefit of any third Person such residual knowledge; provided, that (1) such residual knowledge has been retained solely in the unaided memory of such Representatives or Transferred Employees or contractors (in each case, without intentional memorization) in intangible form and without use, copying or reference to any documented or tangible copies of SpinCo Confidential Information or Company Confidential Information, as applicable, (2) the foregoing will not be deemed in any event to provide any right for any member of the Company Group to infringe any SpinCo Intellectual Property or any rights of any third parties that have licensed or provided materials to the SpinCo Business, or otherwise to grant any license with respect to any SpinCo Intellectual Property (which rights shall be solely contained in the Intellectual Property Cross-License Agreement), (3) the foregoing will not be deemed in any event to provide SpinCo with any right to infringe any Intellectual Property Rights of the Company or any rights of any third parties that have licensed or provided material to the Company, or otherwise to grant any license with respect to any Intellectual Property Rights of the Company, and (4) other than as expressly set forth in any Transaction Document, any use of such residual knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at the sole risk of such Representatives, the Company, SpinCo, Parent and each Parties’ Affiliates, as applicable.

Section 7.3 Insurance Matters. SpinCo and Parent acknowledge that the Insurance Policies and insurance coverage maintained in favor of the SpinCo Business, the SpinCo Group, the SpinCo Assets and the Separately Conveyed Assets are part of the corporate insurance program maintained by the Company Group and its Affiliates (such policies, the “Corporate Policies”), and such coverage will not be available or transferred to the SpinCo Group. In furtherance and not in limitation of the foregoing, SpinCo and Parent agree, and agree to cause the other members of the SpinCo Group, not to bring any claim for recovery under any of the Corporate Policies, whether or not such Person may be so entitled in accordance with the terms of such Corporate Policies; provided that SpinCo, Parent and their Affiliates will reasonably cooperate with the Company (at the Company’s sole cost and expense) to bring any claim under any Corporate Policy to the extent reasonably requested by the Company, and to promptly pay under proceeds received in respect of any such claim to (or as directed by) the Company. It is understood that the Company shall be free at its discretion at any time from and after the Distribution Time to cancel or not renew any of the Corporate Policies.

Section 7.4 Separation Expenses. Except as otherwise expressly set forth herein, in any other Transaction Document or in the Merger Agreement, all fees and expenses incurred by the Parties, including in connection with the Reorganization, the Distribution and the other transactions contemplated by this Agreement, shall be borne by the Party that has incurred such fees and expenses.

Section 7.5 Transaction Documents. Effective on or prior to the Distribution Time, each of the Company and SpinCo will, or will cause the applicable members of its Group to, execute and deliver the Tax Matters Agreement, the Transition Contract Manufacturing Agreement, the Transition Distribution Services Agreement, the Transition Services Agreement, the Transitional Trademark License Agreement, the Intellectual Property Cross-License Agreement, the Clean-Trace Agreement and the Real Estate License Agreement(s). To the extent that the provisions of any of the other Transaction Documents conflict with the provisions of this Agreement, the provisions of such other agreement or agreements shall govern with respect to the subject matter addressed thereby to the extent of such conflict or inconsistency. For illustrative purposes, the Parties intend that (a) to the extent set forth in the Employee Matters Agreement and unless otherwise provided therein, any representations, warranties, covenants or agreements (including agreements as to the allocation of Assets and Liabilities, to the extent addressed therein) between the Parties with respect to employment matters or matters relating to compensation and benefits shall be governed exclusively by the Employee Matters Agreement and (b) if there is a conflict between any provision of this Agreement and a provision in the Tax Matters Agreement in relation to a matter addressed by the Tax Matters Agreement, the provision of the Tax Matters Agreement shall control.

Section 7.6 Interest on Payments. Except as expressly provided to the contrary in this Agreement or in any other Transaction Document, any amount not paid when due pursuant to this Agreement shall accrue interest of 4.0% per annum, or, if less, the maximum interest rate allowable under applicable Law in the applicable jurisdiction, compounded quarterly. Notwithstanding the foregoing, at no time shall any Party be obligated pursuant to the foregoing sentence to pay interest at a rate exceeding the maximum interest rate allowable under applicable Law in any applicable jurisdiction. If, by the terms of such foregoing sentence, any Party would otherwise be obligated at any time to pay interest at a rate in excess of the such maximum interest rate in such applicable jurisdiction, the interest payable shall be recomputed and reduced to such maximum interest rate, and the portion of all prior interest payments exceeding such maximum rate shall be applied to payment of the underlying principal amount.

Section 7.7 Determination of Basis Amount. No later than five (5) Business Days before the Distribution, the Company will deliver its determination of the Basis Amount to Parent. Subject to the proviso in the definition of “Basis Amount,” such determination shall be final and binding upon the Parties.

Section 7.8 No Disposition of Garden UK. Prior to the Distribution Date and until (and including) the 30th day after the Distribution Date, Parent will not enter into any arrangements to (a) transfer or otherwise dispose of the legal or beneficial ownership of any equity interests of Garden UK or (b) transfer legal or beneficial ownership of any of the assets or business of Garden UK from Garden UK. For the avoidance of doubt references to transfers or disposals include transfers between or among Parent and its Subsidiaries and otherwise.

Section 7.9 Cooperation. Between the date hereof and the earlier of the Closing Date and valid termination of this Agreement, the Parties shall and shall cause their respective Affiliates to, at their own cost and expense, cooperate and work together in good faith to prepare and plan for the smooth and orderly transition of the SpinCo Business to Parent (including the provision and receipt of the Transition Services, Contract Manufacturing Services, and Transition Distribution Activities set forth in the Transaction Documents in accordance with the terms and conditions of the applicable forms of Transaction Documents); provided, for the avoidance of doubt, that neither Party shall be required to agree to any amendment, modification or other change to such forms of Transaction Documents (except to the extent that further modifications or changes to such forms of Transaction Documents are expressly contemplated to occur prior to Closing as described in the applicable forms of such Transaction Documents and the Exhibits, Annexes, Schedules and notes therein, including with respect to the Transition Services to be provided under the Transition Services Agreement) in connection with the cooperation process described in this Section 7.9. In furtherance of the foregoing, between the date hereof and the earlier of the Closing Date and the valid termination of this Agreement pursuant to Section 9.15, (a) the Parties will work together to evaluate and discuss the addition of services which would qualify as “Omitted Services” (as defined in the Transition Services Agreement) and, upon request by Parent, such services will be added as a Transition Service under the Transition Service Agreement, if such service would be eligible to be added as an Omitted Service under Section 2.2 of the Transition Services Agreement, in the same manner, and subject to the same terms and conditions, contemplated by Section 2.2 of the Transition Services Agreement, and (ii) in no event shall any Out-of-Scope Services be eligible to be added as a Transition Service), and (b) the Parties will ensure that appropriate Representatives of the Company or Parent and their respective Affiliates (as applicable) with sufficient knowledge and qualifications to prepare and plan for the transition of the operations of the SpinCo Business shall participate in transition service planning meetings (in-person or virtually) on a regular basis as reasonably agreed between the Company and Parent, to (i) discuss the overall status and plans for the transition of the SpinCo Business to Parent and the Transition Services, and the addition of services as described above, and (ii) discuss such other matters as may be reasonably agreed between Parent and the Company. The Parties agree that the Out-of-Scope Services listed on Annex B to the Transition Services Agreement as of the date hereof shall not be added to or expanded upon prior to the Closing Date.

ARTICLE VIII

DISPUTE RESOLUTION PROCEDURES

Section 8.1 Disputes. Except as otherwise specifically provided in any Transaction Document and subject to Section 9.10, the procedures for discussion, negotiation and mediation set forth in this Article VIII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) arising out of, relating to or in connection with this Agreement or any Transaction Document, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Distribution Time, including the Contribution (but not including the Merger Agreement or the Merger)), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the Company Group, on the one hand, and any member of the SpinCo Group, on the other hand (any such dispute, controversies, or claims, a “Dispute”). Any indemnification, limitations on remedies, and limitations on liabilities expressly set forth in the Merger Agreement or any Transaction Document shall be governed by such express provisions therein and not by this Article VIII.

Section 8.2 Escalation; Mediation.

(a) It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a Dispute with respect to such matters (except as otherwise specifically provided in any Transaction Document) may deliver a notice (an “Escalation Notice”) demanding a meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity), and which initial representatives shall be Group President, Health Care Business Group (Mojdeh Poul) and Senior Vice President, Corporate Development (Jerry Will) of the Company and President and CEO of Parent (John Adent). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within thirty (30) days of the Escalation Notice.

(b) If the Parties are not able to resolve the Dispute through the escalation process set forth in Section 8.2(a) within thirty (30) days of the Escalation Notice for such Dispute or the Company, on the one hand, or SpinCo and Parent, on the other, reasonably concludes that the other Party is not willing to use commercially reasonable efforts to resolve expeditiously such Dispute, then each Party shall have the right to refer the Dispute to mediation by providing written notice to the other Party. If either Party refers the Dispute to mediation pursuant to the prior sentence, then the Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties. Unless mutually agreed by the Parties in writing, any opinion expressed or delivered by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed or delivered by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties. If a mediator cannot be agreed upon by the Parties within ten (10) days of a Party providing written notice of mediation pursuant to the first sentence of this Section 8.2(b), then each of the Company and SpinCo shall nominate a mediator, and those two (2) mediators will select a third (3rd) mediator who shall act as the mediator for such Dispute. Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any action by a Party; provided that no Party shall be required to engage in more than 90 days of mediation prior to commencing an Action.

Section 8.3 Court Actions. In the event that any Party, after complying with the provisions set forth in Section 8.2, desires to commence an Action, such Party, subject to Section 9.3 and Section 9.11, may submit the Dispute (or such series of related Disputes) to any court of competent jurisdiction as set forth in Section 9.3.

Section 8.4 Conduct during Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all covenants and agreements under this Agreement and each Transaction Document in accordance with the terms thereof during the course of dispute resolution pursuant to the provisions of this Article VIII, unless such covenants or agreements are the specific subject of the Dispute at issue.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Corporate Power; Facsimile Signatures.

(a) The Company represents on behalf of itself and on behalf of other members of the Company Group, SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, and Parent represents on behalf of itself and on behalf of its Subsidiaries, as follows:

(i) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a Party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Transaction Document to which it is a Party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Each Party acknowledges that it and each other Party is executing certain of the Transaction Documents by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Document (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement or any other Transaction Document. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 9.2 Survival of Covenants. Except as expressly set forth in this Agreement, any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any covenants and other agreements contained herein or therein, shall survive each of the Reorganization, the Distribution and the Merger and shall remain in full force and effect.

Section 9.3 Governing Law; Submission to Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Company and SpinCo, on behalf of itself and the members of its Group agrees that any Action related to this Agreement, unless expressly provided therein, each other Transaction Document, shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action contemplated by this Section 9.3; (ii) waives any objections which such party may now or hereafter have to the laying of venue of any Action contemplated by this Section 9.3 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 9.3 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.4 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any such Action in a Chosen

Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 9.4 Notices. All notices, requests, claims, demands and other communications among the Parties under this Agreement and, unless otherwise provided therein, the other Transaction Documents shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4):

If to the Company or, on or prior to the Distribution Date, to SpinCo, then to:

3M Company

3M Health Care Business Group

3M Center, Building 220-14E-13

St. Paul, MN 55144-1000

Attention: Mojdeh Poul, Group President

Email: mpoul@mmm.com

with a copy (which shall not constitute notice) to:

3M Company

3M Office of General Counsel

3M Center, Building 220-9E-02

St. Paul, MN 55144-1000

Attention: Michael Dai, Assistant Secretary

Email: dealnotices@mmm.com

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telephone: (212) 403-1000

Attention: Steven A. Rosenblum; Jenna E. Levine

E-mail: SARosenblum@wlrk.com; JELevine@wlrk.com

If to Parent or, following the Distribution Date, to SpinCo, then to:

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

Attention: Amy Rocklin, Vice President and General Counsel

Email: ARocklin@neogen.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telephone: (212) 310-8000

Attention: Michael J. Aiello; Eoghan P. Keenan

E-mail: michael.aiello@weil.com; eoghan.keenan@weil.com

Section 9.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, for the sake of clarity, it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms; provided, that, following the Effective Time, Parent shall have no obligations under the Confidentiality Agreement with respect to information to the extent related to the SpinCo Entities or the SpinCo Business and included in the SpinCo Assets, which information shall no longer be considered “Evaluation Material” for purposes thereof (provided further that the foregoing shall in no way diminish, eliminate or alter any obligation of Parent with respect to any other Evaluation Material).

Section 9.7 Amendment. No provision of this Agreement or any other Transaction Document (except as otherwise provided therein) may be amended or modified except by a written instrument signed by each of the parties hereto or thereto, as applicable. In addition, unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment or modification shall be subject to the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.8 Waivers of Default. A waiver by a Party of any default by another Party of any provision of this Agreement or any other Transaction Document shall not be deemed a waiver by the waiving Party of any subsequent or other default. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving, and provided, that, unless the Merger Agreement shall have been terminated in accordance with its terms, any waiver by SpinCo that is adverse in any material respect to Parent shall require the prior written consent of Parent.

Section 9.9 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that a Party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such Party or in connection with a merger transaction in which such Party is not the surviving entity; provided, however, that in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Groups and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document (except as otherwise provided therein), the party or parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of their rights under this Agreement or such other Transaction Document. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties. Nothing in this section is intended to limit or waive the aggrieved Party’s ability to pursue any other remedy to which it is entitled.

Section 9.11 Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.11. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.11 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 9.12 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 9.14 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other Parties of the nature and extent of any such Force Majeure and (b) use due diligence to remove any such causes and resume performance under this Agreement or the applicable other Transaction Document as soon as feasible.

Section 9.15 Termination. This Agreement shall terminate simultaneously with the valid termination of the Merger Agreement prior to the Distribution. After the Distribution Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors, shall have any liability to any Person by reason of this Agreement.

Section 9.16 Public Announcements. From and after the Distribution Time, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement or the other Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case Parent or the Company, as applicable, will promptly notify the other of the plan to make such public statement and the Parties will use efforts reasonable under the circumstances to cause a mutually agreeable release or announcement to be issued).

Section 9.17 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Company, SpinCo and Parent have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening a Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 9.18 Performance. The Company will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the Company Group. SpinCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by any member of the SpinCo Group. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any other Transaction Document to be performed by Parent or any Subsidiary of Parent (including, from and after the Effective Time, the members of the SpinCo Group). Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Section 9.18 to all of the other members of its Group, and (b) cause all of the other members of its Group not to take any action inconsistent with such Party’s obligations under this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

3M COMPANY

By:	/s/ Mojdeh Poul
Name: Mojdeh Poul
Title: Group President, 3M Health Care

GARDEN SPINCO CORPORATION

By:	/s/ Jerry Will
Name: Jerry Will
Title: Vice President

NEOGEN CORPORATION

By:	/s/ John Adent
Name: John Adent
Title: President and CEO

[Signature Page to Separation and Distribution Agreement]